SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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MONSANTO COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS TO THE PROXY STATEMENT
QUESTIONS AND ANSWERS
Information Regarding Board of Directors and Committees
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR.
Ratification of Independent Auditor (Proxy Item No. 2)
Approval of Amendments to the Monsanto Company Long-Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan) (Proxy Item No. 3)
Shareowner Proposals
Shareowner Proposal One (Proxy Item No. 4)
Shareowner Proposal Two (Proxy Item No. 5)
Stock Ownership of Management and Certain Beneficial Owners
Executive Compensation
Equity Compensation Plan Information
Committee Reports
Stock Price Performance Graph
Certain Agreements
Arrangements Between Monsanto and Pharmacia
Certain Other Information Regarding Management
General Information

March 13, 2003

Dear Shareowner:

You are cordially invited to attend the Company’s Annual Meeting of Shareowners on April 24, 2003. We will hold the meeting at 1:30 p.m. in K Building at the Company’s Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri. A map with directions to the Company’s Creve Coeur Campus can be found near the back of the proxy statement, which accompanies this letter.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to the Company’s activities and operating performance is contained in our 2002 Annual Report to Shareowners, which is also enclosed. Please note that if your shares are held in the name of a broker or other nominee and you have elected to receive shareowner communications and submit voting instructions via the Internet, you will not receive a proxy card.

Whether or not you plan to attend the Annual Meeting of Shareowners, please vote your shares in one of three ways: via Internet, telephone or mail. Please note that you can attend the meeting and vote in person, even if you have previously voted. If you plan to attend the meeting in person, please provide advance notice to the Company either by checking the box on your proxy card or by following the telephone or Internet instructions. In addition, you may provide notice to the Company that you plan to attend in person by delivering written notice to the Company’s Secretary at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. If you hold your shares in street name through a bank or broker, please bring identification and proof of ownership, such as an account statement or letter from your bank or broker, for admittance to the meeting. An admission list containing the names of all of those planning to attend will be placed at the registration desk at the entrance to the meeting, where you must check in to gain admittance.

The Company will make available an alphabetical list of shareowners entitled to vote at the meeting for examination by any shareowner during ordinary business hours at the Company’s Shareholder Services Department located in E Building at the Creve Coeur Campus, from April 11, 2003, until the meeting.

On behalf of the entire board, we look forward to seeing you at the meeting.

Sincerely,

FRANK V. ATLEE III
Chairman of the Board of Directors, President and
Chief Executive Officer

TABLE OF CONTENTS TO THE PROXY STATEMENT

Page No.

Notice of Annual Meeting of Shareowners
Questions and Answers
Proxy Statement	1
Pharmacia’s Spinoff of Ownership Interest	1
Information Regarding Board of Directors and Committees	3
Election of Directors (Proxy Item No. 1)	9
Ratification of Independent Auditor (Proxy Item No. 2)	10
Approval of Amendments to the Monsanto Company Long-Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan) (Proxy Item No. 3)	10
Shareowner Proposal One (Proxy Item No. 4)	15
Shareowner Proposal Two (Proxy Item No. 5)	18
Stock Ownership of Management and Certain Beneficial Owners	19
Executive Compensation	20
Equity Compensation Plan Information	23
Committee Reports	24
Stock Price Performance Graph	28
Certain Agreements	29
Arrangements Between Monsanto and Pharmacia	30
Certain Other Information Regarding Management	31
General Information	32
Appendices
Information Regarding Our Formation	A
Audit and Finance Committee Charter	B
Monsanto Company Long-Term Incentive Plan	C
Summary Description of Agreements Between Monsanto and Pharmacia	D

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS
APRIL 24, 2003

The Annual Meeting of Shareowners of Monsanto Company will be held in K Building at the Company’s Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri, on Thursday, April 24, 2003, at 1:30 p.m., Central Daylight Time, for the following purposes:

1.	To elect three directors to serve until our 2004 annual meeting, two directors to serve until our 2005 annual meeting, and two directors to serve until our 2006 annual meeting;

2.	To ratify the appointment of Deloitte & Touche LLP as principal independent auditor for the year 2003;

3.	To approve amendments to the Monsanto Company Long-Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan), including an amendment to increase the number of shares with respect to which awards may be granted under the plan;

4.	To vote on a shareowner proposal requesting that the board review the Company’s policies for genetically engineered seed and report to shareowners;

5.	To vote on a shareowner proposal requesting that the board provide a report to shareowners regarding pesticides; and

6.	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors,
MONSANTO COMPANY

CHARLES W. BURSON
Secretary
St. Louis, Missouri
March 13, 2003

IMPORTANT NOTICE

Please Vote Your Shares Promptly

QUESTIONS AND ANSWERS

Q.	When and where is the annual meeting?

We will hold the annual meeting of shareowners on Thursday, April 24, 2003, at 1:30 p.m., Central Daylight Time, in K Building at the Company’s Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. A map with directions to the meeting can be found near the back of the proxy statement.

Q.	Who is entitled to vote at the meeting?

You are entitled to vote at the meeting if you owned shares as of the closing of business on March 3, 2003, the record date for the meeting.

Q.	What am I being asked to vote on at the meeting?

We are asking our shareowners to elect directors, to ratify the appointment of our independent auditor, to approve amendments to the Monsanto Company Long-Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan), including an amendment to increase the number of shares with respect to which awards may be granted under that plan; and to vote on two shareowner proposals.

Q.	What vote of the shareowners is needed?

Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. Our directors are elected by a plurality of votes, which means that the nominees who receive the greatest number of votes will be elected. Under our bylaws, a majority of the shares present at the meeting in person or by proxy is required for approval of all other items. However, the approval of the amendments to the Long-Term Incentive Plan is subject to an additional approval requirement set by the New York Stock Exchange (“NYSE”). The minimum vote which will constitute shareowner approval for NYSE purposes is defined as a majority of votes cast on a proposal, provided that the total vote cast on the proposal represents more than 50% in interest of all shares entitled to vote thereon.

Q.	Can I vote by telephone or over the Internet?

Most shareowners have a choice of voting in one of three ways: via Internet, telephone, or mail. Please read the instructions attached to the proxy card or the information sent by your broker or bank.

Q.	What do I do if my shares of common stock are held in “street name” at a bank or brokerage firm?

If your shares are held in street name by a bank or brokerage firm as your nominee, your bank or broker will send you a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or brokerage firm.

Q.	What happens if I return my signed proxy card but forget to indicate how I want my shares of common stock voted?

If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors, “FOR” the ratification of our independent auditor, “FOR” the approval of amendments to the Long-Term Incentive Plan and “AGAINST” the two shareowner proposals.

Q.	What happens if I do not instruct my broker how to vote or if I mark “abstain” on the proxy?

Under our bylaws, if you mark your proxy “abstain,” your vote will have the same effect as a vote against the proposal or the election of the applicable director. If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion. Broker non-votes have the same effect as votes cast against a particular proposal. For the purposes of approving amendments to the Long-Term Incentive Plan under the NYSE’s rules, abstentions and broker non-votes will have the effect of a vote against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

Q.	Can I change my voting instructions before the meeting?

Yes. You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), by a written revocation of your proxy sent to the Secretary of Monsanto, or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Q.	Will I have access to the proxy statement over the Internet?

Yes. In addition to receiving paper copies of the proxy statement and annual report in the mail, you can view these documents over the Internet by accessing our Internet World Wide Website at http://www.monsanto.com and clicking on the “Investor Information” tab at the top of the page. These documents may then be accessed by clicking on the “Financial Reports” tab on the left side of the “Investor Information” page. Information on our website does not constitute part of this proxy statement. You can choose to view future proxy statements and annual reports over the Internet instead of receiving paper copies by mail. Please read the instruction letter accompanying this proxy statement for detailed information regarding these procedures.

Q.	What do I need to do if I plan to attend the meeting in person?

If you plan to attend the meeting in person, please provide advance notice to the Company either by checking the box on your proxy card or by following the telephone or Internet instructions. In addition, you may provide notice to the Company that you plan to attend in person by delivering written notice to the Company’s Secretary. If you hold your shares in street name through a bank or broker, please bring identification and proof of ownership, such as an account statement or letter from your bank or broker, for admittance to the meeting. An admission list containing the names of all of those planning to attend will be placed at the registration desk at the entrance to the meeting, where you must check in to gain admittance to the meeting.

PROXY STATEMENT

The board of directors of Monsanto Company is soliciting proxies from its shareowners in connection with the Company’s Annual Meeting of Shareowners to be held on Thursday, April 24, 2003, and at any and all adjournments thereof. The meeting will be held at 1:30 p.m., Central Daylight Time, in K Building on the Company’s Creve Coeur Campus, 800 N. Lindbergh Boulevard, St. Louis, Missouri 63167.

If you plan to attend the meeting in person, please provide advance notice to the Company either by checking the box on your proxy card or by following the telephone or Internet instructions. In addition, you may provide notice to the Company that you plan to attend in person by delivering written notice to the Company’s Secretary at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. If you hold your shares in street name through a bank or broker, please bring identification and proof of ownership, such as an account statement or letter from your bank or broker, for admittance to the meeting. An admission list containing the names of all of those planning to attend will be placed at the registration desk at the entrance to the meeting, where you must check in to gain admittance to the meeting.

We first began delivering to all shareowners of record this proxy statement, the accompanying form of proxy and the Company’s 2002 Annual Report to Shareowners on March 13, 2003.

     Information Regarding Our Formation

The agricultural products business of the former Monsanto Company (we refer to the former Monsanto Company as “former Monsanto”) is our predecessor. Today, former Monsanto is known as Pharmacia Corporation. The table set forth in Appendix A to this proxy statement describes the chronological events that resulted in our formation and the ultimate transfer of former Monsanto’s agricultural products business to us. Appendix A also provides a description of the relationships among us, Pharmacia Corporation (“Pharmacia”) and Solutia, Inc.

     Pharmacia’s Spinoff of Ownership Interest

Pharmacia was the beneficial owner of approximately 85% of our outstanding common stock after our initial public offering. On November 28, 2001, Pharmacia announced that its board of directors authorized Pharmacia to spin off its entire ownership interest in the Company. On August 13, 2002, Pharmacia completed a spinoff of Monsanto by distributing a special stock dividend of all remaining shares of our common stock held by Pharmacia to Pharmacia’s shareowners of record at the close of business on July 29, 2002 (the “Spinoff”). In connection with the Spinoff, Christopher J. Coughlin, Pharmacia’s chief financial officer, resigned from our board of directors.

     Shareowners Entitled To Vote

You are entitled to vote (in person or by proxy) at the annual meeting if you were a shareowner of record at the close of business on March 3, 2003. On March 3, 2003, 261,420,308 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. There is no cumulative voting with respect to the election of directors. Shareowners of record are entitled to one vote per share on all matters.

     Proxies and Voting Procedures

Most shareowners have a choice of voting by completing a proxy card and mailing it in the postage-paid envelope provided, by using a toll-free telephone number, or over the Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareowners of record will close at 10 p.m., Central Daylight Time, on April 23, 2003. The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you hold your shares in street name through a bank or broker, your broker or bank will send you a separate package describing the procedures and options for voting your shares.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), by delivering a written revocation of your proxy to our Secretary or by voting at the meeting. The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Your properly completed proxy will appoint Frank V. AtLee III, Hugh Grant and Charles W. Burson as proxy holders, or your representatives, to vote your shares. Mr. AtLee is chairman of our board of directors and is serving as our interim president and chief executive officer. Mr. Grant is an executive vice president of the Company and our chief operating officer. Mr. Burson is also an executive vice president of the Company and our secretary and general counsel. Your proxy permits you to direct the proxy holders to: (i) vote “for” or withhold your votes from particular nominees for director; (ii) vote “for,” “against,” or “abstain” from the ratification of the appointment of Deloitte & Touche LLP as the Company’s principal independent auditor for the year 2003; (iii) vote “for,” “against,” or “abstain” from the approval of amendments to the Monsanto Company Long-Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan); (iv) vote “for,” “against,” or “abstain” from shareowner proposal one; and (v) vote “for,” “against,” or “abstain” from shareowner proposal two.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the nominees for director; “FOR” the ratification of the appointment of Deloitte & Touche LLP; “FOR” the approval of amendments to the Monsanto Company Long-Term Incentive Plan; and “AGAINST” the two shareowner proposals.

As far as the Company knows, the only matters to be brought before the annual meeting are those referred to in this proxy statement. As to any other matters presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

Required Vote

No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. A plurality of the shares present at the meeting in person or by proxy is required for the election of directors. Under our bylaws, the affirmative vote of a majority of the shares present at the meeting in person or by proxy is required for all other items. For this purpose, abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) have the same effect as votes cast against a particular proposal.

In addition, the current and proposed rules of the New York Stock Exchange (“NYSE”) require a particular level of shareowner approval of the amendments to the Monsanto Company Long-Term Incentive Plan. The minimum vote which will constitute shareowner approval for NYSE purposes is defined as a majority of votes cast on a proposal, provided that the total vote cast on the proposal represents more than 50% in interest of all shares entitled to vote thereon. For the purposes of approving this proposal under the NYSE’s current and proposed rules, abstentions and broker non-votes will have the effect of a vote against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

Electronic Access to Proxy Materials and Annual Report

Shareowners may view this proxy statement and our 2002 Annual Report to Shareowners over the Internet by accessing our Internet World Wide Website at http://www.monsanto.com and clicking on the “Investor Information” tab at the top of the page. From the “Investor Information” page, shareowners may access these materials by clicking on the “Financial Reports” tab on the left side of the page. Information on our website does not constitute part of this proxy statement.

In addition, most shareowners can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareowner of record, you can choose this option and save the Company the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. Please read the instruction letter accompanying this proxy statement for detailed information regarding these procedures. If you hold your shares through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to receive future proxy statements and annual reports over the Internet.

Information Regarding Board of Directors and Committees

Composition of Board of Directors

Under the Company’s amended and restated certificate of incorporation, generally the number of directors of the Company is fixed, and may be increased or decreased from time to time, by resolution of the board of directors. Currently, the board has fixed the number of directors at 10 members. Previously, each board member served a one year term, each to hold office until the next annual meeting or until a successor is elected and has qualified, or until his or her earlier death, resignation or removal. However, a provision of our amended and restated certificate of incorporation, which was triggered as a result of the Spinoff, requires that at the 2003 annual meeting of shareowners, the directors will be divided into three classes, as nearly equal as possible, which shall be designated Class I, Class II and Class III. The Class I, II and III directors shall be initially elected for a term expiring at the 2004, 2005 and 2006 annual meetings, respectively, or until their successors are elected and qualified. At each succeeding annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected for a three-year term expiring at the annual meeting held in the third year following the year of their election. In the case of any change in the number of directors, the number of directors in each class shall be apportioned as nearly as equal as possible. Each nominee is currently a director of the Company.

The ages, principal occupations, directorships held and other information as of March 1, 2003, with respect to our nominees and directors, and the classes into which they have been divided, are shown below. We expect three vacancies to remain after the annual meeting, one in the class whose term expires in 2005 and two in the class whose term expires in 2006.

To Be Elected for Terms Expiring at the 2004 Annual Meeting

Frank V. AtLee III	Principal Occupation: Chairman of the Board of Directors, President and CEO, Monsanto Company
First Became Director: June 2000 Age: 62
President and chief executive officer, Monsanto Company, since December 2002; Chairman of the board of directors, Monsanto Company, since June 2000; President of American Cyanamid Company, 1993-January 1995; chairman of Cyanamid International, 1993-January 1995. Director: Nereus Pharmaceuticals, Inc. and Antigenetics Inc.

Gwendolyn S. King	Principal Occupation: President, Podium Prose
First Became Director: February 2001 Age: 62
President, Podium Prose, a speaker’s bureau and speechwriting service founded in 2000; Senior Vice President, Corporate and Public Affairs, PECO Energy Company (formerly Philadelphia Electric Company), a diversified utility company, 1992-98; Commissioner, Social Security Administration, 1989-92. Director: Pharmacia Corporation; Lockheed Martin Corporation; Marsh and McLennan Companies, Inc.; Countrywide Financial Corporation.

Sharon R. Long, Ph.D.	Principal Occupation: Professor of Biological Sciences and Dean of the School of Humanities and Sciences, Stanford University
First Became Director: February 2002 Age: 51
Professor of Biological Sciences, Stanford University, since 1992; Dean of the School of Humanities and Sciences, Stanford University, since September 2001; Investigator of the Howard Hughes Medical Institute, conducting research at Stanford University, 1994-2001; Associate Professor, Stanford University, 1987-1992; Assistant Professor, Stanford University, 1982-1987.

To Be Elected for Terms Expiring at the 2005 Annual Meeting

William U. Parfet	Principal Occupation: Chairman and Chief Executive Officer, MPI Research, Inc.
First Became Director: June 2000 Age: 56
Chairman and Chief Executive Officer of MPI Research, Inc., a pre-clinical toxicology and clinical pharmaceutical testing laboratory, since 1999; Co-Chairman of MPI Research, LLC, 1995-1999. Director: PAREXEL International Corporation; CMS Energy Corporation; Stryker Corporation; and Pharmacia Corporation.

George H. Poste, D.V.M., Ph.D.	Principal Occupation: Chief Executive, Health Technology Networks
First Became Director: February 2003 Age: 58
Chief Executive of Health Technology Networks, a consulting group specializing in the application of genomics technologies and computing in healthcare, since 1999; Chief Science and Technology Officer, SmithKline Beecham, 1997-1999. Director: AdvancePCS; Maxygen, Inc.; Illumina, Inc.; and Orchid BioSciences, Inc.

To Be Elected for Terms Expiring at the 2006 Annual Meeting

C. Steven McMillan	Principal Occupation: Chairman, President and Chief Executive Officer, Sara Lee Corporation
First Became Director: June 2000 Age: 57
Chairman, President and Chief Executive Officer of Sara Lee Corporation, since October 2001; President and Chief Executive Officer of Sara Lee Corporation, July 2000-October 2001; President of Sara Lee Corporation, March 1997-December 1997; Chief Operating Officer, Sara Lee Corporation, December 1997-June 2000; Executive Vice President, Sara Lee Corporation, 1993-1997. Director: Sara Lee Corporation, Pharmacia Corporation and Bank of America Corporation.

Robert J. Stevens	Principal Occupation: President and Chief Operating Officer, Lockheed Martin Corporation
First Became Director: August 2002 Age: 51
President and Chief Operating Officer of Lockheed Martin Corporation, since October 2000; Chief Financial Officer of Lockheed Martin Corporation, 1999-2001; Vice President Strategic Developments of Lockheed Martin Corporation, 1998-1999; President and Chief Operating Officer of the former Lockheed Martin Energy and Environmental Sector, 1998-1999; Director: Lockheed Martin Corporation.

Michael Kantor, who is 63, is currently a partner with Mayer, Brown, Rowe & Maw, which provides legal services to the Company (see “Certain Other Information Regarding Management — Transactions and Relationships” at page 31 for further details). Mr. Kantor has served as a director of the Company since June 2000; however, given new independence standards adopted by our board of directors, he will not be standing for re-election at this year’s annual meeting and his current term as a director will expire at the annual meeting. Mr. Kantor served as U.S. Secretary of Commerce from 1996 to 1997, as a U.S. Trade Representative from 1993 to 1996, as National Chairman for the Clinton/ Gore Presidential Campaign in 1992 and as a partner with Manatt, Phelps, Phillips and Kantor, a law firm, from 1975 to 1992. Mr. Kantor is a director of Pharmacia Corporation.

Philip Needleman, Ph.D., who is 64, is currently a Senior Executive Vice President and Chief Scientific Officer for Pharmacia, which owned approximately 85% of our common stock prior to the Spinoff. Dr. Needleman has served as a director of the Company since February 2002; however, given new independence standards adopted by our board of directors, he resigned from the board effective February 19, 2003. Dr. Needleman served as Senior Vice President, Research and Development and Co-President of G.D. Searle & Co. from 1996 to March 2000 and Chief Scientist of Monsanto Company (now Pharmacia Corporation) from 1996 to March 2000.

Board Meetings and Committees

During 2002, the board of directors met seven times and took four actions by unanimous written consent. All incumbent directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during the period they held office in 2002.

Our board of directors has the following seven committees: (1) executive, (2) people and compensation, (3) audit and finance, (4) nominating and corporate governance (5) public policy and corporate responsibility, (6) science and technology, and (7) restricted stock grant. The special committee of the board of directors, which was established to assist the board of directors by reviewing and making decisions on matters that related to transactions between the Company and Pharmacia, concluded all business as of August 13, 2002, the date of the Spinoff. The special committee was dissolved by the board at its February 19, 2003 meeting. The membership and function of each committee are described below. Dr. Poste does not currently serve on any committees of the board.

     Executive Committee

      Members: Messrs. AtLee (Chair) and Parfet

Our executive committee has the powers of our board of directors in directing the management of our business and affairs in the intervals between meetings of our board of directors (except for certain matters otherwise delegated by our board of directors, or which by statute, our amended and restated certificate of incorporation or our bylaws are reserved for our entire board of directors). Actions of the executive committee are reported at the next regular meeting of our board of directors. The executive committee met one time and took one action by unanimous written consent during 2002.

     People and Compensation Committee

      Members: Messrs. McMillan (Chair) and Parfet and Ms. King

Our people and compensation committee is responsible for (i) establishing and reviewing our compensation policy for senior management and ensuring that our senior management is compensated in a manner consistent with that compensation policy; (ii) establishing and reviewing our overall compensation policy for all our employees and employees of our subsidiaries, other than senior management; (iii) approving, reviewing and monitoring our management succession plan; (iv) reviewing and monitoring our performance as it affects our employees and overall compensation policies for employees other than senior management; (v) establishing and reviewing our compensation policy for non-employee directors; (vi) performing or delegating, reviewing and monitoring all of our settlor and administrative fiduciary functions with respect to each employee pension or welfare benefit plan sponsored by us or any of our subsidiaries; and (vii) producing an annual report on executive compensation for inclusion in our proxy statement. Pursuant to its charter, our people and compensation committee must be comprised of at least three members of the board of directors who, in the opinion of the board of directors, meet the independence requirements of the NYSE, are “non-employee directors” pursuant to Securities and Exchange Commission (“SEC”) Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our people and compensation committee has delegated authority to a committee composed of senior management to administer and interpret our management incentive plans, make grants and awards (other than awards of restricted stock) under the incentive plans, and approve and administer other compensation plans for all employees except those employees subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 or any officer to whom compensation paid by the Company is subject to the deduction limitations of Section 162(m) of the Code (we refer to these officers and employees collectively as “executive officers”). The people and compensation committee met eight times and took one action by unanimous written consent during 2002.

     Audit and Finance Committee

      Members: Messrs. Parfet (Chair), McMillan and Stevens

The audit and finance committee assists the Company’s board of directors in fulfilling its responsibility to oversee: (i) the integrity of the Company’s financial statements, (ii) the qualifications and independence of our independent auditor, (iii) the performance of our independent auditor and internal audit staff, and (iv) the compliance by the Company with legal and regulatory requirements. A complete description of the committee’s responsibilities is set forth in the audit and finance committee’s written charter. This written charter was amended and restated by our board of directors on September 19, 2002, further amended on December 18, 2002 and amended and restated on February 19, 2003. A copy of this written charter, as amended, is attached hereto as Appendix B. Pursuant to its charter, the audit and finance committee has the sole authority to appoint or replace the Company’s independent auditor, is required to approve all audit and non-audit engagements and services that are to be performed by the independent auditor, and has the authority to retain special legal, accounting or other consultants to advise it. The audit and finance committee met eight times during 2002 and took two actions by unanimous written consent.

One of the requirements contained in the audit and finance committee charter is that all committee members meet the independence and experience requirements of the listing standards of the NYSE. We believe all members of the audit and finance committee meet the current listing standards of the NYSE pertaining to the independence and experience requirements of members of a company’s audit committee. Messrs. McMillan and Stevens are independent as defined by the current NYSE listing requirements. Mr. Parfet does not technically qualify as independent under the current NYSE listing requirements. However, under the independence standards of the NYSE’s current listing requirements, Mr. Parfet may be appointed to the audit and finance committee because our board of directors has determined that, under exceptional and limited circumstances, in its business judgment, membership of Mr. Parfet on the audit and finance committee is required by the best interests of the Company and its shareowners despite his brother, Donald R. Parfet, having been a senior vice president of Pharmacia until his retirement in July 2000. In determining to permit Mr. Parfet to serve on the audit and finance committee, the board of directors considered the limited number of directors who are eligible to serve on the audit and finance committee, Mr. Parfet’s financial background and expertise, and his experience serving on the audit committees of other public companies. The Company has certified, in writing, its determination regarding Mr. Parfet’s independence to the NYSE. In addition, under our audit and finance committee’s charter, no director may serve as a member of the audit and finance committee if he or she serves on the audit committees of more than two other public companies unless the board of directors determines that such simultaneous service would not impair his or her ability to serve effectively on our committee. The board of directors has determined that Mr. Parfet’s service on the audit committees of three of the public companies, other than Pharmacia, identified in his biography on page 4 hereof does not impair his ability to serve effectively on our audit and finance committee and that his continued service on our committee is in the best interests of the Company and its shareowners.

     Nominating and Corporate Governance Committee

      Members: Messrs. Stevens (Chair) and McMillan and Ms. King

Our board of directors established the nominating and corporate governance committee of the board on September 19, 2002. Our nominating and corporate governance committee identifies and recommends individuals to our board of directors for nomination as members of the board and its committees. Our nominating and corporate governance committee also leads the board of directors in its annual review of the board’s performance, and develops and recommends to the board of directors a set of corporate governance principles for the Company. The nominating and corporate governance committee will consider nominees recommended by shareowners pursuant to the procedures described under “General Information — Shareowner Proposals” at page 32. Pursuant to its charter, all three members of the nominating and corporate governance committee must meet the independence requirements contained in the listing standards of the NYSE. The nominating and corporate governance committee met one time during 2002 and did not take any actions by unanimous written consent in 2002.

     Public Policy and Corporate Responsibility Committee

Members: Ms. King (Chair), Mr. Kantor and Dr. Long

Our public policy and corporate responsibility committee reviews and monitors our performance as it affects communities, customers, other key stakeholders and the environment. This committee also reviews issues affecting the acceptance of our products in the marketplace, including issues of agricultural biotechnology and identifies and investigates significant emerging issues. The public policy and corporate responsibility committee met four times during 2002 and did not take any actions by unanimous written consent in 2002.

     Science and Technology Committee

Members: Dr. Long (Chair) and Mr. Kantor

Our science and technology committee reviews and monitors our science and technology initiatives in areas such as information technology, technological programs, research and agricultural biotechnology. Our science and technology committee also identifies and investigates significant emerging science and technology issues. The science and technology committee met four times during 2002 and did not take any actions by unanimous written consent.

     Restricted Stock Grant Committee

Member: Mr. McMillan

Our restricted stock grant committee has the authority to award grants of restricted stock to all employees except executive officers. The committee determines the awards based upon recommendations by management. The restricted stock grant committee did not meet in 2002, but took three actions by unanimous written consent.

Compensation of Directors

     Monsanto Company Long-Term Incentive Plan

At the time of our initial public offering in October 2000, we granted to Messrs. AtLee, Kantor, McMillan and Parfet in addition to each of our then standing non-employee directors (which we define as a director who is not an employee of us or, at that time, an employee of Pharmacia) a stock option under the Monsanto Company Long-Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan and referred to in this proxy statement as the “Long-Term Incentive Plan”) to purchase 10,000 shares of our common stock at the initial public offering price that vests in 5,000 share increments during 2002 and 2003. The term of these options may not exceed 10 years and may be exercisable for a shorter period as a result of a director’s death or termination of service. See footnote (1) to the “Aggregated Option Exercises in 2002 and Option Values on December 31, 2002” table at page 21 for a description of the accelerated vesting of these options upon a “change of control” (as defined in the Long-Term Incentive Plan).

In connection with their respective appointments as directors, we granted Ms. King and Dr. Long each a 10,000 share stock option at the fair market value of our stock on the date of the grant having the same terms and provisions as the grants to the other non-employee directors. Similarly, in connection with their respective appointments as directors, we granted Dr. Needleman, Mr. Stevens and Dr. Poste each a 10,000 share stock option at the fair market value of our stock on the date of grant having the same terms and provisions as the grants to the other non-employee directors except that their options will vest in one installment on the respective third anniversary date of the grants. As a result of Dr. Needleman’s resignation from our board of directors, his option grant as well as the unvested portion of the deferred common stock he received as part of his annual base retainer described below were forfeited.

     Non-Employee Director Equity Compensation Plan

In addition to the stock option grants described above, each of our non-employee directors receives an annual base retainer pursuant to our Non-Employee Director Equity Compensation Plan (which we refer to in this proxy statement as the “Directors’ Plan”) having a value of $110,000. Additional retainers are paid as follows: (i) $40,000 to the chairman of our board of directors; (ii) $15,000 to the chairs of the audit and finance committee, and the people and compensation committee; (iii) $10,000 to the chairs of all other committees; and (iv) $5,000 to each member of the audit and finance committee (other than the chair of that committee). Half of the aggregate retainer for each director is payable in deferred common stock, and the remainder is payable, at the election of each director, in the form of non-qualified stock options, restricted common stock, deferred common stock, current cash and/or deferred cash.

Deferred Common Stock. Deferred common stock means shares of our common stock that are delivered at a specified time in the future. Under the Directors’ Plan, half of the annual retainer for each non-employee director will automatically be paid in the form of deferred common stock.

Non-Qualified Stock Options. Under the Directors’ Plan, the exercise price of any non-qualified stock option will be the fair market value, as defined in the Directors’ Plan, of our common stock on the grant date. The Directors’ Plan also provides that the term of any options granted may not exceed 10 years. Options may be exercisable for a shorter period as a result of a director’s death or termination of service. Options granted under the Directors’ Plan are not transferable except by will, the laws of descent and distribution, or upon the holder’s death pursuant to a beneficiary designation. Only the holder or the holder’s guardian or legal representative may exercise options during the holder’s lifetime.

Restricted Stock. Restricted stock means shares of our common stock that vest in accordance with specified terms after they are granted. Dividends and other distributions with respect to restricted stock will be held in escrow to be delivered with the restricted stock as it vests.

Cash/ Deferred Cash. Under the Directors’ Plan, any portion of a non-employee director’s annual retainer that is not paid in the form of deferred stock, options or restricted stock will be paid in cash, either monthly during the term or on a deferred basis, as elected by the director. Any deferred cash will be credited to a cash account that will accrue interest at the average Moody’s Baa Bond Index Rate, as in effect from time to time.

Vesting of Options. Under the Directors’ Plan, the non-qualified options granted to a non-employee director for the term to which the director was elected will vest in installments on the last day of each plan year, but only if the director remains a member of the board of directors on that day, based on the percentage of the term that is included in the plan year. When a director’s service terminates before the last day of a plan year, a pro rata portion of the director’s options that otherwise would have vested on the last day of the plan year will vest on the termination date, based on the number of full months during the plan year that elapsed before the termination date.

Deferred Stock and Restricted Stock — Vesting. Under the Directors’ Plan, the deferred stock and any restricted stock granted to a non-employee director for the term to which the director was elected will vest in installments on the last day of each plan month, but only if the director remains a member of the board of directors on that day, based on the percentage of the term that is included in the plan month.

Deferred Stock and Restricted Stock — Voting and Other Rights. Under the Directors’ Plan, the deferred stock and any restricted stock granted to a non-employee director entitles the director to all rights of a shareowner with respect to common stock for all such shares issued in his or her name, including the right to vote the shares and to receive dividends or other distributions paid or made with respect to any such shares.

Other Compensation Arrangements

On July 13, 2000, we entered into a consulting agreement with Mr. AtLee, covering the period beginning on June 22, 2000 through this year’s annual meeting of our shareowners (“Original Consulting Period”). Pursuant to this agreement, Mr. AtLee agreed to provide us with consulting services as requested by our board or our chief executive officer, including advice regarding policies, long-term strategies and general business and industry issues, during the Original Consulting Period. In return, we agreed to pay Mr. AtLee a consulting fee of $400,000 per year, less the amount of his retainer fees that he receives as a member of the board under the Directors’ Plan (“Original Consulting Fee”). Mr. AtLee has elected to receive the net amount of the Original Consulting Fee as deferred cash pursuant to the Directors’ Plan. We also agreed to reimburse Mr. AtLee for expenses he incurs in providing the services.

On February 24, 2003, following approval by our board of directors (Mr. AtLee abstaining), Mr. AtLee’s consulting agreement was amended effective as of December 18, 2002. Pursuant to this amendment, Mr. AtLee has agreed to serve as the Company’s president and chief executive officer for an interim period commencing on December 18, 2002 and continuing through the effective date of the appointment by our board of directors of a new president and chief executive officer (“Interim CEO Consulting Period”). In the event that a new president and chief executive officer is not appointed by our board of directors prior to the date of this year’s annual meeting of shareowners, the amendment provides that the Original Consulting Period shall extend to the date of the expiration of the Interim CEO Consulting Period. Pursuant to the amendment, we have agreed that Mr. AtLee will receive an additional consulting fee of $42,083.33 per month (approximately $505,000 annualized) for the months in which he serves as interim president and chief executive officer and will be eligible for a bonus payment for 2003 (which would be paid in 2004) as determined by the board of directors considering the criteria set forth in the Company’s annual incentive plan for 2003, prorated for the number of months in 2003 in which he serves as interim president and chief executive officer. In addition, pursuant to the terms of the amended consulting agreement, on February 19, 2003, we granted Mr. AtLee an option under the Long-Term Incentive Plan to purchase 150,000 shares of our common stock having the same terms and provisions as the grants to the other non-employee directors except that Mr. AtLee’s options will vest on the later of February 19, 2004, or the last day of the Interim CEO Consulting Period. Mr. AtLee will be entitled to reimbursement for reasonable living expenses, including transportation and an apartment, use of the Company plane, and will continue to participate in the Directors’ Plan. We also agreed to reimburse Mr. AtLee for any state income taxes incurred in excess of the amount of state income taxes that would have been due and owing by him under the laws of the state of his primary residence had his services been rendered solely in that state.

If the Original Consulting Period is terminated before its expiration as a result of Mr. AtLee’s death or permanent disability, or by us other than as a result of Mr. AtLee’s breach of the agreement, we will pay Mr. AtLee the Original Consulting Fee he would have earned through the Original Consulting Period in a lump-sum payment.

In connection with Hendrik A. Verfaillie’s termination of his employment with Monsanto, we entered into a severance and consulting agreement with Mr. Verfaillie. See “Certain Agreements — Verfaillie Severance and Consulting Agreement” at page 29 for further details.

Mr. Kantor is a partner at the law firm of Mayer, Brown, Rowe & Maw, which provided services to us in 2002 and has been retained to provide services to us in 2003. See “Certain Other Information Regarding Management — Transactions and Relationships” at page 31 for further details.

Compensation Committee Interlocks and Insider Participation

None of the members of the people and compensation committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, none of the members of the people and compensation committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC. Mr. McMillan and Ms. King, who serve on the Company’s people and compensation committee, also serve as members of Pharmacia’s compensation committee. Mr. Parfet also serves on the board of directors for Pharmacia.

Election of Directors (Proxy Item No. 1)

A provision of our amended and restated certificate of incorporation, which was triggered as a result of the Spinoff, requires that at the 2003 annual meeting of shareowners, the directors will be divided into three classes, as nearly equal as possible, which will be designated Class I, Class II and Class III. The Class I, II and III directors will be initially elected for a term expiring at the 2004, 2005 and 2006 annual meetings, respectively, or until their respective successors are elected and qualified, or until their respective earlier death, resignation or removal. At each succeeding annual meeting, the successors of the class of directors whose term expires at the meeting will be elected for a three-year term expiring at the annual meeting held in the third year following the year of their election. In the case of any change in the number of directors, the number of directors in each class will be apportioned as nearly as equal as possible.

The shareowners are being asked to elect Mr. AtLee, Ms. King and Dr. Long to terms ending with the annual meeting to be held in 2004, or until a successor is elected and qualified, or until his or her earlier death, resignation or removal. We anticipate that there will be no vacancies in this class of three directors. The shareowners are asked to elect Mr. Parfet and Dr. Poste to terms ending with the annual meeting to be held in 2005, or until a successor is elected and qualified, or until his earlier death, resignation or removal. We anticipate that there will be one vacancy in this class of three directors. The shareowners are asked to elect Messrs. McMillan and Stevens to terms ending with the annual meeting to be held in 2006, or until a successor is elected and qualified, or until his earlier death, resignation or removal. We anticipate that there will be two vacancies in this class of four directors. Each nominee is currently a director of the Company. For more information regarding the nominees for director, see “Information Regarding Board of Directors and Committees” beginning at page 3 above.

As a result of Mr. Kantor not standing for re-election at the annual meeting, there will be three vacancies on our board of directors for which we have not nominated any individual. We are currently conducting a search for a new chief executive officer and expect to add such person to our board of directors at the time of his or her hiring. We are also searching for two additional qualified persons to add to our board of directors to fill the other vacancies. Because these persons were not known at the time that this proxy statement was delivered to shareowners, our board of directors has determined to leave these seats vacant until appropriate individuals have been found. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
ALL OF THE NOMINEES FOR DIRECTOR.

Ratification of Independent Auditor (Proxy Item No. 2)

Our audit and finance committee, pursuant to its charter, has appointed Deloitte & Touche LLP as the Company’s principal independent auditor to examine the consolidated financial statements of the Company and its subsidiaries for our 2003 fiscal year.

While the audit and finance committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, the audit and finance committee and our board are requesting, as a matter of policy, that the shareowners ratify the appointment of Deloitte & Touche LLP as the Company’s principal independent auditor. The audit and finance committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the audit and finance committee may investigate the reasons for shareowner rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the audit and finance committee in their discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interests of the Company and its shareowners.

A formal statement by representatives of Deloitte & Touche LLP is not planned for the annual meeting. However, Deloitte & Touche LLP representatives are expected to be present at the meeting and available to respond to appropriate questions. For a detailed listing of the fees expected to be billed to us by Deloitte & Touche LLP for professional services in 2002, see “Committee Reports — Audit and Finance Committee Report” at page 26.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S PRINCIPAL
INDEPENDENT AUDITOR FOR THE YEAR 2003.

Approval of Amendments to the Monsanto Company Long-Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan) (Proxy Item No. 3)

In 2002, our shareowners approved the current form, before amendment, of the Monsanto 2000 Management Incentive Plan. A copy of that form of this plan, before the amendments below, was attached as Appendix A to our 2002 Proxy Statement filed with the SEC on March 25, 2002. In addition, our board of directors or our people and compensation committee has adopted amendments to the Monsanto 2000 Management Incentive Plan that do not require shareowner approval. These amendments include the following:

•	On June 27, 2002, our board of directors authorized the amendment and restatement of the Monsanto 2000 Management Incentive Plan, to be effective as of the date the Company and Pharmacia ceased to be treated as a single employer pursuant to Section 414(b) or (c) of the Code. The amendment and restatement removed all references to a “Pharmacia Change of Control” and related provisions, and renamed “Monsanto Change of Control” as “Change of Control.” These changes became effective as of August 13, 2002, the date of the Spinoff.
•	On February 19, 2003, our people and compensation committee amended the Monsanto 2000 Management Incentive Plan to change the name of the plan from the “Monsanto 2000 Management Incentive Plan” to the “Monsanto Company Long-Term Incentive Plan.” As noted above, we now refer to the plan as the “Long-Term Incentive Plan” in this proxy statement.
•	Also on February 19, 2003, our people and compensation committee amended the Long-Term Incentive Plan to clarify:

•	that the board of directors may delegate administrative authority to a board committee other than the people and compensation committee;
•	that delegations of authority under the Long-Term Incentive Plan must comply with Delaware law;
•	the wording of the prohibition on repricing of options and stock appreciation rights, and the requirement that shareowners approve any amendment to delete that prohibition; and
•	that plan amendments may not be made without shareowner approval if such approval is required by the listing standards of the NYSE.

Furthermore, our board of directors has approved and determined that the shareowners should be asked to consider and approve additional amendments to the Long-Term Incentive Plan, as amended, effective as of the day of the 2003 annual meeting of shareowners, and subject to shareowner approval. The amendments propose (i) to increase the total number of shares available for awards under the plan by an additional 16.7 million shares and (ii) to provide that no more than 50% of the total number of shares available for awards under the Long-Term Incentive Plan may be used for awards of restricted shares or unrestricted shares. A summary of the material features of the Long-Term Incentive Plan can be found below. However, such summary description is qualified in its entirety by the full text of the Long-Term Incentive Plan, a copy of which is included as Appendix C to this proxy statement, including the effect of the amendments to be voted on by our shareowners.

It is the judgment of our board of directors that the awarding of stock options, stock appreciation rights and restricted stock awards has been beneficial in attracting and retaining key employees. We currently issue options, stock appreciation rights and restricted stock awards under the Long-Term Incentive Plan. The total number of shares of Monsanto common stock available for delivery pursuant to awards under the Long-Term Incentive Plan was originally 22,567,500. As of December 31, 2002, awards representing 21,671,317 shares of Monsanto common stock (including those awards pursuant to which shares of Monsanto stock had been delivered) had been granted under the Long-Term Incentive Plan and awards representing 1,257,214 shares of Monsanto common stock had lapsed. As a result, 2,153,397 shares of Monsanto common stock remain available for future awards under the Long-Term Incentive Plan as of December 31, 2002.

As discussed above, our board of directors has voted to amend the Long-Term Incentive Plan, subject to shareowner approval, as follows:

That Sections 5.1 and 5.2 of the Long-Term Incentive Plan be amended and restated in their entirety as follows:

“5.1 Total Number. The total number of Shares available for delivery pursuant to Awards under this Incentive Plan was originally 22,567,500. As of the Effective Date, an additional 16,700,000 Shares will be available for delivery pursuant to Awards under this Incentive Plan. Awards of Options, Restricted Stock and Deferred Stock under the Director Plan shall automatically be granted under this Incentive Plan as and when provided for in the Director Plan.

5.2 Other Limits. The total number of Shares for which Awards may be granted under this Incentive Plan to any one Eligible Participant shall not exceed, in any three-year period, 3,385,125 Shares which represents 15% of the total number of Shares that could originally be delivered pursuant to Awards under this Incentive Plan when adopted in 2000. The total number of Shares delivered pursuant to Restricted Shares and unrestricted Shares under this Incentive Plan shall not exceed 50% of the total number of Shares that may be delivered pursuant to Awards under this Incentive Plan.”

Summary Description of the Long-Term Incentive Plan

            Authorized Shares

Before amendment, the total number of shares of common stock available for delivery pursuant to awards under the Long-Term Incentive Plan was 22,567,500 shares. As amended by the board of directors, subject to shareowner approval, an additional 16.7 million shares will be available for delivery pursuant to awards under the Long-Term Incentive Plan. For this purpose, awards made under the Directors’ Plan are considered to be granted under the Long-Term Incentive Plan. Generally, when any award is forfeited, terminates, expires or lapses, or any stock appreciation rights (“SARs”) are exercised for cash, the shares subject to that award are again available under the Long-Term Incentive Plan. If shares are used to pay an exercise price (either by actual delivery or by attestation), only those shares issued net of the shares delivered will be deemed to have been issued under the Long-Term Incentive Plan. Similarly, shares withheld for tax purposes will not be deemed to have been delivered for purposes of determining the number of shares available under the Long-Term Incentive Plan.

            Anti-dilution

In the event of any change in our capitalization as the result of a stock split, merger, consolidation, separation, spin off, or other distribution of our stock or property, any reorganization (whether or not tax free), or any partial or complete liquidation, then the people and compensation committee may make such other equitable substitution or adjustments as it may determine to be appropriate regarding the number and kind of shares available under the Long-Term Incentive Plan. However the people and compensation committee cannot make any adjustments that would cause certain awards to fail to be tax deductible pursuant to the Section 162(m) exemption.

            Persons Eligible for Grants

Our people and compensation committee or its delegate or our restricted stock committee may grant awards under the Long-Term Incentive Plan to any of our directors (including awards to non-employee directors under the Directors’ Plan) and employees of the Company or any affiliate of the Company. Approximately 13,500 people are eligible to participate under the Long-Term Incentive Plan. In any three-year period, the total number of shares for which awards may be made to any one participant under the Long-Term Incentive Plan cannot exceed 3,385,125.

            Types of Awards

The Long-Term Incentive Plan authorizes the grant of several types of stock-based awards, including incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), SARs and restricted stock awards. See “Federal Income Tax Considerations — Change of Control and Parachute Payments” below beginning at page 14 for a description of provisions relating to change of control.

ISOs and NQSOs. ISOs and NQSOs are both stock options allowing the recipient to purchase a fixed number of shares of our common stock for a fixed price. Our people and compensation committee has broad authority to establish the terms and conditions of the options granted under the Long-Term Incentive Plan, including the ability to specify the employees and directors who will be granted options and whether or not they will be ISOs eligible for special tax treatment. No ISOs, however, have been granted under the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the exercise price of any option must be no less than the fair market value, as defined in the Long-Term Incentive Plan, of our common stock on the grant date. The Long-Term Incentive Plan permits our people and compensation committee to include various terms in the options in order to enhance the linkage between shareowner and management interests. These include permitting participants to deliver shares of our common stock in payment of the exercise price, offering participants the opportunity to elect to receive a grant of options instead of a salary increase or bonus, offering participants the opportunity to purchase options, and making the exercise or vesting of options contingent upon the satisfaction of performance criteria. The Long-Term Incentive Plan also permits the granting of dividend equivalent units in connection with option grants. The Long-Term Incentive Plan provides that the term of any option granted may not exceed 10 years and that each option may be exercised for such period as may be specified by our people and compensation committee in the grant of the option. Options granted under the Long-Term Incentive Plan are not transferable except by will, the laws of descent and distribution, or upon the holder’s death pursuant to a beneficiary designation. All options may be exercised during the holder’s lifetime only by the holder or the holder’s guardian or legal representative.

Stock Appreciation Rights. SARs constitute the right to receive stock, cash, or other property equal in value to the difference between the base price of the SAR and the market price of the Company’s common stock on the exercise date. SARs are granted primarily in lieu of options to employees who are foreign nationals or are employed by us outside the United States, and who are precluded from receiving stock options by virtue of local law, tax policy or custom or other reasons as determined by our people and compensation committee.

Restricted Stock Awards. Recipients of restricted stock awards generally receive dividends and have all the customary voting and other rights of a shareowner during the restricted period, but may not sell, transfer, or otherwise dispose of the restricted stock. Other than with respect to executive officers, our restricted stock grant committee may set the terms and conditions of restricted stock awards, including restrictions against sale, transfer or other disposition, may make the lapse of such restrictions contingent on the achievement of performance goals and may grant an award of dividend equivalent units in connection with a restricted stock award. Our people and compensation committee sets the terms and conditions of restricted stock awards to executive officers.

            Administration

The people and compensation committee of our board of directors generally administers the Long-Term Incentive Plan. In addition, grants of restricted stock (other than grants to executive officers) are made by the restricted stock grant committee of our board of directors. For a more detailed description of the people and compensation committee and the restricted stock grant committee, see “Information Regarding Board of Directors and Committees” beginning at page 3. Additionally, the people and compensation committee delegated to a committee composed of senior management, all of its powers to administer the Long-Term Incentive Plan, except those powers relating to matters affecting any executive officers and those matters pertaining to the granting of restricted stock to employees other than executive officers. Determinations of our people and compensation committee or its delegates concerning any matter arising in connection with the Long-Term Incentive Plan are final, binding and conclusive on all interested parties.

            Effect of Termination of Employment on Options and SARs

Unless otherwise determined by the people and compensation committee, if a termination of employment with the Company or an affiliate occurs before any portion of a participant’s option or SAR is exercisable, such option or SAR shall be forfeited. If such termination of employment occurs after the option or SAR has become exercisable in whole or in part, such option shall be exercisable or forfeited as follows:

•	If as a result of a voluntary resignation (as defined in the Long-Term Incentive Plan), such option or SAR shall be exercisable for a period of 90 days following such termination of employment;

•	If as a result of a termination for cause (as defined in the Long-Term Incentive Plan), such option or SAR shall be forfeited;

•	If as a result of retirement, such option or SAR shall be exercisable for a period of five years, to the extent it is exercisable immediately before such termination, and shall then be forfeited to the extent not exercised; and

•	If as a result of any other reason (including by reason of death or disability), such option or SAR shall be exercisable for a period of one year, to the extent it is exercisable immediately before such termination, and shall then be forfeited to the extent not exercised.

Notwithstanding the foregoing, in no event shall an option or SAR be exercisable after the expiration of its term.

            Amendment or Termination

Our people and compensation committee may amend or terminate the Long-Term Incentive Plan or any outstanding awards at any time, provided that no grants previously made under the Long-Term Incentive Plan are adversely affected without the consent of the affected participants, except as a result of changes in law or other developments and, provided further, that no amendments to the Long-Term Incentive Plan will, without the prior approval of shareowners, permit the Company to decrease the exercise price of any outstanding award. Amendments to change the number of shares authorized for use under the Long-Term Incentive Plan must be approved by our board of directors, and for certain purposes, our shareowners.

            Non-U.S. Participants

To accommodate differences in local law, tax policy or custom, awards granted to employees who are not U.S. nationals or who are employed outside the United States may be subject to special terms, conditions and documentation as provided by our people and compensation committee. Our people and compensation committee may also grant substitutes for awards to non-U.S. employees.

            Registration and Compliance with Applicable Law

If our people and compensation committee determines under U.S. federal, state or local or foreign law or practice, that government approval or the registration, qualification, or listing of shares of our common stock is necessary or desirable in connection with the granting of awards or their exercise, or the purchase or receipt of shares pursuant to awards, no shares pursuant to an affected award may be purchased or received before our people and compensation committee is satisfied that the desired actions have been completed. Our people and compensation committee will not be required to issue any shares of our common stock pursuant to an award before it has received all required information and determined that such issuance is in compliance with all applicable laws and securities exchange rules.

Awards under the Long-Term Incentive Plan

As of December 31, 2002, the following awards were outstanding under the Long-Term Incentive Plan: (i) 17,204,551 stock options; (ii) 187,500 shares of restricted stock; and (iii) 86,221 SARs. No other types of awards have been granted under the Long-Term Incentive Plan. No additional consideration was received or will be received by the Company in connection with the grant of these awards.

New Plan Benefits

Awards to be received by individual participants are not determinable because our people and compensation committee (or its delegate), or the restricted stock grant committee, as the case may be, determines the amount and nature of any award under the Long-Term Incentive Plan in the respective committee’s sole discretion at the time of grant. In addition, awards are dependent upon a number of factors, including the value of our common stock on future dates and exercise decisions made by the participants. As a result, the benefits that might be received by participants receiving discretionary grants under the Long-Term Incentive Plan are not determinable. For similar reasons, we cannot determine the number of options, shares of restricted stock or SARs that would have been granted to those listed in the table below during 2002 under the Long-Term Incentive Plan, as amended. However, we have no reason to believe that the number of awards actually granted to the individual participants in 2002 would have been any different had the amendments been in place.

The following table sets forth, as of December 31, 2002, the number of securities underlying options, the number of shares of restricted stock and the number of SARs that have been awarded to each of the following persons and groups under the Long-Term Incentive Plan. As of December 31, 2002, the closing price per share of the Company’s common stock was $19.25.

	Securities	Shares of
	Underlying	Restricted
	Options	Stock	SAR’s
Name & Position	(#)(1)	(#)(2)	(#)(3)

Frank V. AtLee III, Chairman of the Board of Directors, President and CEO	10,000	0	0

Hendrik A. Verfaillie, Former President and CEO	1,066,670	0	0

Charles W. Burson, Executive Vice President, Secretary and General Counsel	116,100	30,000	0

Steven L. Engelberg, Former Senior Vice President Government Affairs	213,340	0	0

Robert T. Fraley, Ph.D., Executive Vice President and Chief Technology Officer	391,120	0	0

Hugh Grant, Executive Vice President and Chief Operating Officer	480,000	0	0

Executive Group	3,509,440	97,000	0

Non-Executive Director Group	70,000	0	0

Non-Executive Employee Group	17,827,933	105,500	113,664

(1)	Based on the December 31, 2002 closing price, the value of the option awards was $192,500 for Mr. AtLee, $20,533,398 for Mr. Verfaillie, $2,234,925 for Mr. Burson, $4,106,795 for Mr. Engelberg, $7,529,060 for Dr. Fraley, $9,240,000 for Mr. Grant, $67,556,720 for the Executive Group, $1,347,500 for the Non-Executive Director Group, and $343,187,710 for the Non-Executive Employee Group. With respect to Mr. AtLee, the number of options reported in this table does not include the February 19, 2003 grant of a stock option to acquire 150,000 shares of our common stock made in connection with his amended consulting agreement described under “Information Regarding Board of Directors and Committees — Other Compensation Arrangements” at page 8.

(2)	Based on the December 31, 2002 closing price, the value of the restricted share awards was $577,500 for Mr. Burson and $1,867,250 for the Executive Group and $2,030,875 for the Non-Executive Employee Group.

(3)	Based on the December 31, 2002 closing price, the value of the SARs was $2,188,032 for the Non-Executive Employee Group.

Federal Income Tax Considerations

            ISOs

Recipients of ISOs generally do not recognize taxable income and the Company is not entitled to a deduction on the grant or exercise of ISOs. If a recipient holds the shares acquired for at least one year from the exercise date and does not dispose of the shares for at least two years from the grant date, the recipient’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the recipient’s basis in the shares acquired. The Company will not be entitled to a deduction. If a recipient disposes of the shares acquired without satisfying the required minimum holding period, such “disqualifying disposition” will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date (or, if less, the amount realized upon disqualifying disposition) over the recipient’s basis in the shares acquired. The Company will ordinarily be entitled to a deduction equal to the amount of the ordinary income resulting from a disqualifying disposition. A recipient does recognize income for alternative minimum tax (“AMT”) purposes upon exercise of ISOs; that amount is also included in the recipient’s AMT basis in the shares acquired. AMT gain or loss is equal to the excess of the amount realized less the recipient’s AMT basis. Income from a disqualifying disposition generally is not income for AMT purposes.

            NQSOs and SARs

A recipient generally does not recognize taxable income on the grant of NQSOs or SARs, but does recognize ordinary income on the exercise date. The amount of income in the case of an NQSO exercise is the amount by which the fair market value of the shares received on the date of exercise exceeds the option price. The amount of income in the case of an SAR exercise is the amount of cash received plus the fair market value of any shares received. The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the recipient from the exercise of NQSOs and SARs.

            Change of Control and Parachute Payments

The Long-Term Incentive Plan provides that, unless our people and compensation committee determines otherwise at the time of grant, generally all awards will vest, and any restrictions and other conditions applicable to awards will lapse, if we undergo a change of control (as defined in the Long-Term Incentive Plan), which includes the following:

•	The acquisition by any person of beneficial ownership of 20 percent or more of either the outstanding shares of common stock or combined voting power of the Company, provided that a change of control shall not be deemed to have occurred on the basis of any acquisition by the Company, a subsidiary or a Company-sponsored or maintained employee benefit plan, or as a result of a certain qualifying reorganization, merger, consolidation or asset sale or acquisition;

•	A change in a majority of the board of directors serving as of the date of the initial public offering of the Company (but not including any individual who becomes a director subsequent to such date whose election or nomination for election was approved by a majority of such directors);

•	The consummation by the Company of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation, unless, following such event (i) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the outstanding common stock and outstanding voting securities immediately prior to such event own more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such event (including a corporation that owns the Company or all or substantially all of the Company’s assets as a result of such transaction) in substantially the same proportions as before such event, (ii) no person (excluding the Company, a subsidiary of the Company, any employee benefit plan or any corporation resulting from the transaction) beneficially owns 20 percent or more of the then-outstanding shares of common stock or combined voting power of the Company or the resulting corporation, except to the extent that such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the transaction were members of the Incumbent Board (as defined) at the time of the execution of the initial agreement or of the action of the board providing for such transaction; or

•	Approval by the shareowners of a complete liquidation or dissolution of the Company.

Such accelerated vesting upon a change of control could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. If so, the participant would generally be entitled to be made whole for such excise tax under our excess parachute tax indemnity plan, and we would not be able to deduct the excess parachute payments or any such indemnity payments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

AMENDMENTS TO THE MONSANTO COMPANY LONG-TERM INCENTIVE PLAN, INCLUDING
AN AMENDMENT TO INCREASE THE NUMBER OF SHARES WITH RESPECT TO WHICH AWARDS
MAY BE GRANTED UNDER THE PLAN.

Shareowner Proposals

Certain shareowners have submitted the two proposals set forth below. We will furnish, orally or in writing as requested, the names, addresses and claimed share ownership positions of the proponents of these shareowner proposals promptly upon written or oral request directed to the Company’s Secretary. The following proposals have been carefully considered by the board of directors, which has concluded that their adoption would not be in the best interests of the Company or its shareowners. For the reasons stated after each proposal and its supporting statement, the board recommends a vote “AGAINST” each of the shareowner proposals.

Information regarding including proposals in Monsanto’s proxy statement can be found on page 32 under “General Information — Shareowner Proposals.”

Shareowner Proposal One (Proxy Item No. 4)

STATEMENT OF SHAREOWNER PROPONENT

REPORT ON IMPACTS OF GENETICALLY ENGINEERED SEED
Monsanto 2003

RESOLVED: Shareholders request that our Board review the Company’s policies for genetically engineered (GE) seed and report to shareholders by March 2004. This report, developed at reasonable cost and omitting proprietary information, would identify the risks, financial costs (including opportunity costs) and benefits, and environmental impacts of the continued use of GE seed sold or manufactured by the company.

SUPPORTING STATEMENT

There continue to be indicators that genetically engineered seed MAY be harmful to humans, animals, or the environment:

•	Crops engineered to produce pharmaceuticals and industrial chemicals COULD pollute the food system if companies and farmers do not adhere to the voluntary planting guides of the industry (10/2002). Recent disclosures of contamination of crops in Nebraska and Iowa by plant-made-pharmaceuticals under trial by another company illustrate such possibilities (Washington Post 11/13, 11/14/02). Though the contamination was contained, the full cost involved is unknown;

•	Research has shown that GE-Bt crops are building up Bt toxins in the soil, with unknown long-term effects on soil ecology;

•	Research reported to the Ecological Society of America indicated that a gene artificially inserted into crop plants to fend off pests can migrate to weeds in a natural environment and make the weeds stronger (8/8/02);

•	The National Academy of Sciences (NAS) report The Environmental Effects of Transgenic Plants calls for “significantly more transparent and rigorous testing and assessment” of GE-plants (2/2002);

•	The NAS report, Genetically Modified Pest-Protected Plants, recommends improved methods for identifying potential allergens in genetically engineered pest-protected plants and found the potential for gaps in regulatory coverage (4/2000);

•	Since fall 2000, many millions of dollars have been spent by food companies in recalling food containing GE corn not approved for human consumption.

Markets for GE-foods are threatened by extensive resistance:

•	Upon ratification by 50 countries, the Biosafety Protocol, signed by over 100 countries, would require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled “may contain” GEOs. Countries can decide whether to import those commodities based on a scientific risk assessment;

•	Countries around the world, including Brazil, Greece, and Thailand, have instituted moratoriums or banned importation of GE seeds and crops;

•	Labeling of GE foods is required in the European Union, Japan, New Zealand, South Korea and Australia, and favored by 70-93% of people surveyed in approximately a dozen opinion polls in the U.S.;

•	For human health and environmental concerns, the European Union has proposed regulations to phase out by 2005 antibiotic-resistant marker genes, widely used to develop GE seeds.

We urge that this report:

1) identify the scope of the Company’s products that are GE seed;

2) outline a contingency plan for removing GE seed from the ecosystem should circumstances so require;

3) identify the potential for using non-food crops as an alternative to produce pharmaceuticals and industrial chemicals;

4)	cite evidence of independent long-term safety testing that demonstrates that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING PROPOSAL

FOR THE FOLLOWING REASONS:

Monsanto remains committed to biotechnology because we believe it is a safe, sustainable and useful tool in agriculture, nutrition, and human health that helps to meet the world’s needs for food and fiber. Monsanto acknowledges that some individuals and organizations have questions regarding the safety of biotechnology, and we are committed to listening to their concerns and providing satisfactory answers to their questions.

Biotechnology is facilitating fundamental changes in agricultural production methods, resulting in less use of traditional pesticides and greater use of farm inputs that will protect the environment and potentially provide more food for the world’s rapidly increasing population. Monsanto’s agricultural business is very favorably positioned to provide these new biotechnology and biotechnology-related products along with our conventional seeds and other products.

Biotechnology brings many benefits to people and the environment. For example, in June 2002, the National Center for Food and Agricultural Policy (NCFAP), a Washington, D.C.-based research group, issued a report that confirms and quantifies many of the benefits of biotech crops. This report found that the widespread adoption of biotechnology in major commodity crops in the United States has resulted in significant yield increases, significant savings for growers and significant reductions in pesticide use. Most notably, in 2001, NCFAP reported that the eight biotech crops grown in the United States increased crop yields by 4 billion pounds, saved growers $1.5 billion, and reduced pesticide use by 46 million pounds.

As a leader in the biotechnology industry, we recognize the importance of protecting the safety of humans, animals and the environment, not only with respect to the well-being of consumers, but also as it relates to the success and reputation of our Company. Monsanto is committed to maintaining appropriate product and environmental stewardship and to providing healthy crops through the use of our products. To this end, we have worked and continue to work with a variety of outside experts and with regulatory authorities to analyze the safety issues and potential risks of biotechnology. We believe genetically engineered agricultural products marketed by Monsanto have undergone rigorous testing to establish that they are as safe and nutritious to eat as products from other new plant varieties and that these crops are appropriate for environmental release.

We believe that modern biotechnology is a safe, sustainable tool for farmers, and an important contributor to the future success of agriculture in meeting the world’s food needs. The products produced from this technology have already brought important benefits to growers and the environment after just a few years of commercial application. For example, a study released in December 2002 by the International Service for the Acquisition of Agri-biotech Applications (ISAAA), a non-profit agricultural research organization, quantified the benefits of Monsanto’s insect-protected cotton throughout the world. ISAAA reported that countries that have introduced insect-protected cotton have derived significant and multiple benefits, including increased yield, decreased production costs, and a reduction of at least 50 percent in insecticide applications. Further, insect-protected cotton was found by ISAAA to be especially important in the developing world, where 75 percent of the five million farmers who planted biotech crops in 2001 were smallholder farmers in the developing world growing cotton containing an insect protection biotechnology trait, Bt.

Subsequent to the rigorous testing done by Monsanto, those test results on our genetically engineered products are reviewed by regulatory authorities that are charged with protecting the health and safety of the public and the environment. Under the food and safety regulatory review, Monsanto believes it demonstrates that the foods derived from our genetically engineered plant products are as safe as foods derived from other plant varieties using principles recommended by the World Health Organization, the Food and Agricultural Organization of the United Nations, and the Organization for Economic Cooperation and Development. Similarly, genetically engineered plants must be shown to meet regulatory standards and be approved for environmental release. The U.S. Environmental Protection Agency, the U.S. Food and Drug Administration and the U.S. Department of Agriculture provide regulatory oversight of genetically engineered products in the United States. In addition, other countries have developed regulations that assure that the foods derived from genetically engineered plants are assessed for their safety. For example, such regulations have been implemented in the United Kingdom, Canada, Brazil, Argentina, the Netherlands, Japan, Australia, China, South Africa, India and the European Union.

Safety information for our genetically engineered products such as soybean, corn, canola and cotton has been published in peer-reviewed scientific journals. Reviews by medical professionals including organizations such as the Council of Scientific Affairs of the American Medical Association have concluded that plant biotechnology is a safe, useful tool to enhance food safety, quality and nutrition. In addition, published reviews by nutrition and dietetic experts, such as the American Dietetic Association have concluded, “foods produced using biotechnology are as safe as traditional foods.” Further, international expert bodies, such as the World Health Organization, the U.S. National Research Council, the Australia/ New Zealand Food Authority, and other scientific organizations have reviewed the safety information on the plant biotechnology products which are currently on the market and have concluded that there has not been a single confirmed adverse human health effect caused by the production or consumption of crops developed through biotechnology.

We believe that the breadth and depth of scientific knowledge in molecular biology, plant physiology, animal nutrition and physiology establish that there is no basis for allegations of potential unknown effects or long-term harm that would result from the consumption of registered genetically engineered crops. We further believe that genetic engineering is improving commonly used agricultural crops in ways that benefit the environment as well as the farmers and the agricultural, food and fiber industries.

Monsanto is committed to using biotechnology only in ways that meet our high quality and safety standards, and we will continue to support the efforts of regulatory authorities to determine that any new food technology is safe for humans, animals and the environment. Our strong commitment to the production of safe and effective crops through biotechnology remains the foundation of our agricultural business. Furthermore, our shareowners and consumers can count on our continued cooperation with regulatory authorities and testing of our biotechnology products. We will continue to seek the counsel of those who raise concerns about the safety of our products as we have promised to do through the Monsanto Pledge. However, we do not believe that a special report as called for in the proposal would meaningfully benefit the Company or its shareowners.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS

PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS
YOU SPECIFY OTHERWISE.

Shareowner Proposal Two (Proxy Item No. 5)

STATEMENT OF SHAREOWNER PROPONENT

MONSANTO SHAREHOLDER PROPOSAL 2003

EXPORTING HAZARDOUS PESTICIDES
Whereas:

•	Pesticide pre-release testing or exportation practices, are not required to be disclosed in SEC company reports.

•	Pesticide products, including herbicides, not registered by the U.S. Environmental Protection Agency (EPA) may be manufactured in the U.S. and exported to other countries. In 1997-2000, over 40 million pounds of pesticides that were not registered to be used in the U.S. were exported from U.S. ports.(1)

•	Monsanto manufactures herbicides that are ranked by the EPA as “probable” or “likely” human carcinogens,(2) and such herbicides may be extremely dangerous under conditions of use in developing countries.(3)

•	U.S. customs records indicate that Monsanto exports pesticides to developing countries including Brazil, China, Indonesia, the Philippines, and Thailand.(4)

Be it Resolved: that the shareholders request that the board of directors provide a report to shareholders by June 2004, that identifies the company’s pesticides that are identified by the EPA as “probable” or “likely” human carcinogens and the countries to which these pesticides are currently exported. The report shall also include the company’s policies and procedures for handling and exporting unregistered pesticides and pesticides that are “probable” or “likely” human carcinogens, including training and educational use for end-users of the pesticides, as well as the location of the company’s obsolete stocks of pesticides. Proprietary information shall be excluded.

Supporting Statement: All of the concerns described in this resolution may substantially increase overall legal and financial risk, damaging our company’s name brand and corporate reputation.

(1)	Smith, C., Pesticide exports from U.S. Ports, 1997-2000, Int J Occup Environ Health 2001, Oct/ Dec 7(4): 266-274.
(2)	S. Orme and S. Kegley, PAN Pesticide Database, Pesticide Action Network, North America (San Francisco, CA. 2002), http//:www.pesticideinfo.org.
(3)	International Journal of Occupational and Environmental Health,Special series: International pesticide use, 2001, Oct/ Dec 7(4); 2002, Jan/ March 8(1).
(4)	Customs shipping data collected by the Port Import Export Retrieval Service (PIERS) of the Journal of Commerce, 1998-2000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING

PROPOSAL FOR THE FOLLOWING REASONS:

Monsanto is firmly committed to product safety and actively supports its customers’ interest in this important issue. Growers around the world have realized the benefits of our products that provide economical and environmentally responsible weed control options, and we firmly believe that all of our pesticide products, including those that are not registered with the U.S. Environmental Protection Agency (“EPA”), can be used safely. Monsanto understands that some individuals and entities may have certain concerns about the safe use of our pesticides, and we want to address their concerns and provide the information necessary to alleviate their concerns.

Monsanto is committed to maintaining appropriate product and environmental stewardship and to ensuring healthy crops through the use of our products. The Company is also guided by and follows applicable national and international regulations concerning the pesticide products that it manufactures. Monsanto is firmly committed to the safety of its employees, the communities where it operates, its customers, consumers and the environment.

As the proposal indicates, it is legal for American manufacturers to export pesticides that are not registered with the EPA. Monsanto complies with all rules and regulations requiring notification to the EPA and others regarding our exportation of such un-registered pesticides. It is important to note that if a pesticide product is not registered with the EPA, it does not necessarily mean that it presents an unreasonable risk to human health or the environment; a manufacturer may have simply made the business decision not to register the pesticide in the United States. With respect to the Company’s products, Monsanto manufactures two pesticide active ingredients for sale outside the United States that are not registered with the EPA, and only one of these materials is manufactured in the United States. Further, the one un-registered active ingredient that is manufactured in the United States is registered in several countries, including Japan, which has a robust and rigorous pesticide regulatory system. Monsanto has determined that there is a limited market in the United States for these two un-registered pesticide active ingredients and, accordingly, has made a business decision not to seek registration of these materials in the United States.

All of Monsanto’s pesticide active ingredients have been reviewed by the EPA except the one un-registered active ingredient that is not manufactured in the U.S. As a part of these reviews, the EPA classifies each active ingredient according to its observed carcinogenic potential in test animals or, in a very few examples, humans. This classification can range from “no evidence of carcinogenicity” to “known human carcinogen.” Of the nine herbicide active ingredients manufactured by Monsanto and reviewed by the EPA, four have been classified as “probable” or “likely” human carcinogens based solely on experimental animal data. Of these four herbicide active ingredients, three are registered with the EPA, and are legally sold in the United States and around the world. The fourth is not registered in the United States for business reasons, as stated above, but was reviewed by the EPA as part of an import-only tolerance petition. It is, however, fully registered in other countries with regulatory review processes similar to or even more rigorous than those in the United States. In classifying certain of Monsanto’s herbicide active ingredients as “probable” or “likely” human carcinogens, Monsanto believes that the EPA has interpreted the data in a conservative way. If the EPA had concluded that the three registered herbicide active ingredients could not be used safely, it would not have registered these products. The same can be said about the fourth active ingredient with regard to its registration in Japan and other countries.

To ensure excellent product stewardship, Monsanto stays abreast of developments regarding materials used in its products and utilizes scientific data generated by credible sources to determine the safety of these materials. Studies conducted by Monsanto and others clearly demonstrate that our current pesticide products can be used safely when used in accordance with label instructions. This is evidenced by the fact that our pesticide products have been used safely for more than 30 years.

Monsanto will continue to address all concerns about the safety of our products and to consider all safety issues as we create and improve our products in the ordinary course of our business operations. However, we do not believe that a special report as called for in the proposal would meaningfully benefit the Company or its shareowners.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“AGAINST” THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF
THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

Stock Ownership of Management and Certain Beneficial Owners

Information is set forth below regarding beneficial ownership of our common stock, to the extent known to the Company, by (i) each person who is a director or nominee; (ii) each executive officer named in the Summary Compensation Table on page 20, (iii) all directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of 5% or more of our common stock. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is as of December 31, 2002, except as otherwise noted.

	Shares of	Shares
	Common	Underlying
	Stock Owned	Options
	Directly or	Exercisable
Name	Indirectly(1)(2)	Within 60 Days(3)	Total(4)

Frank V. AtLee III(5)	26,777	10,000	36,777

Michael Kantor	7,070	10,000	17,070

Gwendolyn S. King	5,066	10,000	15,066

Sharon R. Long, Ph.D.	2,442	10,000	12,442

C. Steven McMillan	14,946	10,000	24,946

Phillip Needleman, Ph.D.	7,125	—	7,125

William U. Parfet	121,518	10,000	131,518

George H. Poste, D.V.M, Ph.D.	—	—	—

Robert J. Stevens	7,600	—	7,600

Charles W. Burson	30,506	116,100	146,606

Steven L. Engelberg	11,022	213,340	224,362

Robert T. Fraley, Ph.D.	107,292	391,120	498,412

Hugh Grant	57,470	480,000	537,470

Hendrik A. Verfaillie	341,924	1,066,670	1,408,594

All directors and executive officers as a group (24 persons)	872,417	3,519,440	4,391,857

Wellington Management Company, LLP(6)	19,493,493	—	19,493,493

(1)	Includes the following shares of deferred common stock each non-employee director of Monsanto is entitled to as compensation payable under the Directors’ Plan as described beginning on page 7: Mr. AtLee, 17,568; Mr. Kantor, 6,422; Ms. King, 4,066; Dr. Long, 2,442; Mr. McMillan, 6,798; Dr. Needleman, 5,125, Mr. Parfet, 6,310; Mr. Stevens, 2,600; and directors and executive officers as a group, 51,331. As of December 31, 2002, the following shares of deferred common stock for each non-employee director were vested and each such director had sole voting and investment power over such vested shares: Mr. AtLee, 15,833; Mr. Kantor, 5,826; Ms. King, 3,415; Dr. Long, 1,791; Mr. McMillan, 6,046; Dr. Needleman, 2,865; Mr. Parfet, 5,609; Mr. Stevens, 1,436; and directors and executive officers as a group, 42,821.

(2)	For the following individuals, includes the indicated number of shares of Monsanto common stock held under our Savings and Investment Plan: Mr. Burson, 506; Mr. Engelberg, 1,280; Dr. Fraley, 3,253; Mr. Grant, 2,402; Mr. Verfaillie, 6,513; and directors and executive officers as a group, 25,592. With respect to shares held under our Savings and Investment Plan, the participants have sole discretion as to voting and, within the limitations provided by the plan, investment of shares.

(3)	The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. For purposes of this table, the Company has used April 30, 2003 as the cut-off date, which is 60 days after March 1, 2003. The shares indicated represent shares underlying stock options granted under incentive plans. The shares underlying options cannot be voted.

(4)	The percentage of shares of outstanding common stock of the Company, including options exercisable within 60 days after March 1, 2003, beneficially owned by any director or executive officer does not exceed 1%. The percentage of shares of outstanding common stock of the Company, including options exercisable within 60 days after March 1, 2003, beneficially owned by all directors and executive officers as a group is 1.7%.

(5)	Includes 2,000 shares of Monsanto common stock held by Mr. AtLee’s sons. Mr. AtLee disclaims beneficial ownership of such shares.

(6)	Pursuant to a Schedule 13G filed with the SEC on February 12, 2003, includes 19,493,493 shares that may be deemed to be beneficially owned by Wellington Management Company, LLP (“WMC”) and its affiliate, Wellington Trust Company, NA, in their capacities as investment advisors. WMC reports that it shares the power to dispose of all such shares and shares the power to vote or to direct the vote with respect to 8,321,726 shares. WMC’s shares represent 7.5% of our outstanding common stock. WMC’s business address is 75 State Street, Boston, Massachusetts, 02109.

Executive Compensation

Summary Compensation Table

The following table sets forth information with respect to the compensation received for services rendered to the Company for the periods indicated by: (i) our chairman of the board and chief executive officer; (ii) our former president and chief executive officer who resigned in December 2002; and (iii) each of the other four most highly compensated executive officers of the Company for the year ended December 31, 2002 (we refer to these six individuals as the “Named Executive Officers”).

			Annual Compensation			Long Term Compensation

						Awards		Payouts

					Other		Securities
					Annual	Restricted	Under-		All Other
					Compen-	Stock	lying	LTIP	Compen-
					sation	Awards	Options	Payouts	sation
Name and Principal Position	Year		Salary($)	Bonus($)(1)	($)(2)	($)	(#)	($)	($)(4)(5)

Frank V. AtLee III	2002		—	—	419,005	—	—	—	—
Chairman of the Board of Directors,	2001		—	—	400,000	—	—	—	—
Interim President and CEO	9/00- 12/00	(6)	—	—	133,333	—	10,000	—	—

Hendrik A. Verfaillie(7)	2002		894,427	—	—	—	—	5,757,635 (3)	3,679,872
Former President and	2001		867,312	357,000	82,425	—	—	—	231,330
CEO	9/00- 12/00	(6)	283,333	925,000	—	—	1,066,670	—	78,796

Charles W. Burson(8)	2002		430,000	—	—	320,400 (9)	—	—	22,936
Executive V.P., Secretary	2001		305,962	276,000	—	361,300 (9)	116,100	—	6,098
and General Counsel	9/00- 12/00	(6)	—	—	—	—	—	—	—

Steven L. Engelberg(10)	2002		400,000	—	—	—	—	—	32,557
Former Senior V.P	2001		400,000	73,000	—	—	—	—	84,374
Government Affairs	9/00- 12/00	(6)	133,333	463,000	—	—	213,430	—	16,014

Robert T. Fraley, Ph.D.	2002		475,769	—	—	—	—	2,813,130 (3)	53,919
Executive V. P. and	2001		461,539	140,000	—	—	—	—	90,501
Chief Technology Officer	9/00- 12/00	(6)	150,000	460,000	—	—	391,120	—	15,644

Hugh Grant	2002		590,192	—	—	—	—	2,739,872 (3)	56,651
Executive V. P. and	2001		561,539	198,000	—	—	—	—	85,151
Chief Operating Office	9/00- 12/00	(6)	183,333	635,000	—	—	480,000	—	8,518

(1)	Amounts reflect bonuses for services rendered during the fiscal year but paid in the subsequent year. In the case of Mr. Burson for 2001, the amount shown includes a $200,000 new hire bonus paid in 2001. In the case of Mr. Engelberg for 2000 and 2001, the bonuses were paid pursuant to contractual arrangements.

(2)	Applicable regulations set reporting thresholds for certain non-cash compensation if the aggregate amount is in excess of the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officers. In the case of Mr. Verfaillie, such amount represents membership dues and fees for a private club membership paid for by the Company in 2001. The dollar value of such non-cash compensation for each of the other Named Executive Officers as well as for Mr. Verfaillie in 2002 and 2000 was less than the established reporting thresholds. For Mr. AtLee, the amounts shown reflect the payments due under his consulting agreement and amended consulting agreement which are described in “Compensation of Directors — Other Compensation Arrangements” at page 8.

(3)	For 2002, includes the vesting and payment of the full value of phantom share accounts pursuant to Phantom Share Agreements entered into at the time of our initial public offering between the Company and each individual identified in the table. See “Certain Agreements — Phantom Share Agreements” at page 30.

(4)	Amounts for our fiscal year 2002 include employer contributions to thrift/savings plans as follows: Mr. Verfaillie, $85,522; Mr. Burson, $22,936; Mr. Engelberg, $24,616; Dr. Fraley, $43,972; and Mr. Grant, $56,651; and the employee portion of cash surrender value of split dollar life insurance as follows: Mr. Verfaillie, $94,350; Mr. Engelberg, $7,941; and Dr. Fraley, $9,947. In response to the enactment of the Sarbanes-Oxley Act of 2002, the Company terminated the split dollar life insurance arrangements for Messrs. Verfaillie, Fraley and Engelberg in 2002.

(5)	For Mr. Verfaillie, includes $3.5 million payable to Mr. Verfaillie as severance pursuant to a Severance and Consulting Agreement. The amount does not include the $1.5 million in consulting fees and other consideration to which Mr. Verfaillie will be entitled under such agreement. See “Certain Agreements — Verfaillie Severance and Consulting Agreement” at page 29.

(6)	Compensation information for our fiscal year 2000 is for the four months beginning September 1, 2000 (the date of our separation from Pharmacia). For more detailed information regarding the date and description of events resulting in our separation from Pharmacia, see Appendix A. The approximate annualized salaries for the Named Executives in 2000 had the Company operated for a full twelve months are as follows: Mr. AtLee, $400,000; Mr. Verfaillie, $850,000; Mr. Engelberg, $400,000; Dr. Fraley, $450,000; and Mr. Grant, $550,000.

(7)	Mr. Verfaillie’s employment with the Company terminated on January 31, 2003. He resigned as president and chief executive officer in December 2002.

(8)	Mr. Burson’s employment with the Company commenced on April 9, 2001.

(9)	Mr. Burson was granted 10,000 restricted shares under the Long-Term Incentive Plan on April 9, 2001. The closing per share price of the Company’s common stock on such date was $36.13. On April 9, 2002, 2,000 of these restricted shares vested. As of December 31, 2002, Mr. Burson’s 10,000 restricted shares had a value of $192,500 using the closing per share price of the Company’s common stock on such date of $19.25. These shares will continue to vest in 20% increments on each successive anniversary of the grant date. Mr. Burson was granted an additional 20,000 restricted shares under the Long-Term Incentive Plan on September 18, 2002. The closing per share price of the Company’s common stock on such date was $16.02. As of December 31, 2002, Mr. Burson’s 20,000 restricted shares had a value of $385,000 using the closing price per share of the Company’s common stock on such date of $19.25. These shares vest on September 18, 2005. Dividends have been and will be paid on these restricted shares.

(10)	Mr. Engelberg’s employment with the Company terminated on December 31, 2002. He is not entitled to any severance payments from us, other than certain benefits. See “Certain Agreements — Change of Control Employment Agreements” at page 29.

Option Grants in 2002

No stock options or stock appreciation rights were granted to the Named Executive Officers during 2002.

Aggregated Option Exercises in 2002 and Option Values on December 31, 2002

The following table presents (i) the unexercised Monsanto stock options held by each Named Executive Officer and (ii) the value of such in-the-money options as of December 31, 2002, as if such in-the-money options were vested and exercisable as of December 31, 2002. None of these individuals exercised any Monsanto stock options during 2002.

	Shares		Number of Unexercised	Value of In-the-Money
	Acquired		Options at	Options at
	on	Value	December 31, 2002	December 31, 2002
	Exercise	Realized	(#)	($)
Name	(#)	($)	Exerciseable/Unexercisable(1)(2)	Exerciseable/Unexercisable(3)

Frank V. AtLee III	0	0	5,000/ 5,000	$0/ $0

Hendrik A. Verfaillie	0	0	533,335/ 533,335	$0/ $0

Charles W. Burson	0	0	58,050/ 58,050	$0/ $0

Steven L. Engelberg	0	0	106,670/ 106,670	$0/ $0

Robert T. Fraley, Ph.D.	0	0	195,560/ 195,560	$0/ $0

Hugh Grant	0	0	240,000/ 240,000	$0/ $0

(1)	The options were granted under the Long-Term Incentive Plan. Options were granted at 100% of the market price on the date of grant and vest in 50% increments on March 15th of 2002 and 2003 for each of the Named Executive Officers other than Mr. Burson, whose options vest in 50% increments on April 15, 2002 and March 15, 2003. The term of these options may not exceed 10 years and may be exercisable for a shorter period as a result of a participant’s death or termination of service. The options will vest in full if we undergo a change of control (as defined in the Long-Term Incentive Plan). See Proxy Item No. 3 beginning at page 14 for a description of what constitutes a change of control. Such accelerated vesting could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. If so, the participant would generally be entitled to be made whole for such excise tax under our excess parachute tax indemnity plan, and we would not be able to deduct the excess parachute payments or any such indemnity payments.

(2)	The participant is allowed to pay the exercise price in cash, by delivering shares of our common stock or by any other method designated by the people and compensation committee.

(3)	Calculated by (A) determining the difference between (1) the average of the high and low trading prices per share of the Company’s common stock on December 31, 2002 and (2) the exercise price of the option and (B) multiplying such difference by the total number of shares under option, net of the aggregate value of all option exercise proceeds.

Pension Plans

The Named Executive Officers (as well as our other employees) are eligible for retirement benefits payable under our tax-qualified and non-qualified defined benefit pension plans. The former Monsanto tax-qualified defined benefit pension plan had been sponsored by Pharmacia through December 31, 2001, and we were a participating employer in the plan through that date. Effective as of January 1, 2002, pursuant to the Employee Benefits and Compensation Allocation Agreement between us and Pharmacia, as amended (the “Allocation Agreement”) (see Appendix D for a more detailed description of the Allocation Agreement), the former Monsanto tax-qualified defined benefit pension plan was split into two tax-qualified defined benefit pension plans: one covering our employees and certain former employees allocated to us, and one covering those Pharmacia employees and former employees who had been covered under the former Monsanto plan prior to January 1, 2002. Additionally, sponsorship of the former Monsanto defined benefit pension plan was transferred to and assumed by us, and the trust under the former Monsanto plan was converted into a master trust that held the assets of both our plan and Pharmacia’s plan. Also effective as of January 1, 2002, we established our own non-qualified defined benefit pension plans and all liabilities under the non-qualified defined benefit pension plans sponsored by Pharmacia relating to the Named Executive Officers (as well as other of our employees) through that date were transferred to our plans. As of August 1, 2002, the master trust was separated into two trusts: one under the Monsanto tax-qualified defined benefit plan and one under the Pharmacia tax-qualified defined benefit plan. The disclosure that follows reflects the status of the former Monsanto defined benefit pension plans as of the end of our fiscal year 2002.

Effective January 1, 1997, the former Monsanto defined benefit pension plan was amended. The former Monsanto non-qualified pension plans providing benefits to executives that cannot be provided under the former Monsanto qualified plan because of limitations under federal tax law was similarly amended. The amended former Monsanto defined benefit pension plans each consists of two accounts: a “prior plan account” and a “cash balance account.”

The opening balance of the prior plan account was the lump sum value of the executive’s December 31, 1996 monthly retirement benefit earned at former Monsanto prior to January 1, 1997 under the old defined benefit pension plan described below, calculated using the assumption that the monthly benefit would be payable at age 55 with no reduction for early payment. The formula used to calculate the opening balance for employment with former Monsanto was the greater of 1.4% (1.2% for employees hired by former Monsanto on or after April 1, 1986) of average final compensation multiplied by years of service, without reduction for Social Security or other offset amounts, or 1.5% of average final compensation multiplied by years of service, less a 50% Social Security offset. Average final compensation for purposes of determining the opening balance was the greater of (1) average compensation received during the 36 months of employment prior to 1997 or (2) average compensation received during the highest three of the five calendar years of employment prior to 1997.

For each year of the executive’s continued employment with former Monsanto, Pharmacia or us, the executive’s prior plan account will be increased by 4% to recognize that prior plan benefits would have grown as a result of pay increases.

For each year that the executive is employed by former Monsanto, Pharmacia or us after 1996, 3% of annual compensation in excess of the Social Security wage base and a percentage (based on age) of annual compensation (salary and annual bonus) will be credited to the cash balance account. The applicable percentages and age ranges are: 3% before age 30, 4% for ages 30 to 39, 5% for ages 40 to 44, 6% for ages 45 to 49, and 7% for age 50 and over. In addition, the cash balance account of executives who earned benefits under former Monsanto’s old defined benefit pension plan will be credited each year (for up to 10 years based on prior years of service with former Monsanto or Pharmacia), during which the executive is employed after 1996, with an amount equal to a percentage (based on age) of annual compensation. The applicable percentages and age ranges are: 2% before age 30, 3% for ages 30 to 39, 4% for ages 40 to 44, 5% for ages 45 to 49, and 6% for age 50 and over.

In addition to the retirement benefits for Messrs. Verfaillie and Grant based on their years of service as our employee in the United States, Messrs. Verfaillie and Grant are also eligible for regular retirement benefits based on their respective years of service as our employee outside the United States. In addition, Mr. Verfaillie participated in and Mr. Grant continues to participate in our regular, non-qualified pension plan designed to protect retirement benefits for employees serving in more than one country. However, their total retirement benefits from the combined plans, when considering their total service, are expected to be generally comparable to the benefits described in this section.

Mr. Engelberg previously entered into an individual supplemental retirement arrangement with Pharmacia under which Mr. Engelberg is entitled to a supplemental retirement benefit, subject to certain conditions, which is designed to produce an annual retirement benefit at age 65 equal to 45% of his average total earnings, reduced by the amount of any benefit received under our pension and parity pension plans and by other of his retirement arrangements. We assumed all liabilities under this agreement. Mr. Engelberg’s employment with us terminated on December 31, 2002. We are obligated to Mr. Engelberg in the amount of $2,056,875 relating to this agreement.

Mr. Burson has an individual supplemental retirement arrangement with us under which he is entitled to a supplemental retirement benefit, subject to certain conditions. The amount of the benefit is credited to a notational bookkeeping account and is equal to two and one-half times the sum of the contribution credits to his accounts under our tax-qualified and non-qualified defined benefit plans, plus interest credits on the from time-to-time balance of the account credited in the same manner as are interest credits under our tax-qualified defined benefit plan.

The estimated annual benefits payable under our tax-qualified and non-qualified defined benefit pension plans to the Named Executive Officers as a single life annuity beginning at age 65 (assuming that each Named Executive Officer remains employed by us until age 65 and receives 4% annual compensation increases) are as follows: Mr. Verfaillie, $410,692; Mr. Burson, $190,105; Mr. Engelberg, $292,535; Dr. Fraley, $516,286 and Mr. Grant $454,467.

Equity Compensation Plan Information

In General. We have three compensation plans under which our equity securities are authorized for issuance to employees or nonemployee directors in exchange for goods or services: the Long-Term Incentive Plan, the Directors’ Plan, and the Monsanto Broad-Based Stock Option Plan. All of these have been approved by our shareowners. Equity-based compensation awards under the Directors’ Plan are drawn from shares available under the Long-Term Incentive Plan.

The following table shows for these plans as a group the number of shares of common stock to be issued upon exercise of options outstanding at December 31, 2002, the weighted average exercise price of those options, and the number of shares of common stock remaining available for future issuance at December 31, 2002, excluding shares to be issued upon exercise of outstanding options. We do not have any equity compensation plans assumed by us in mergers. The table reflects the Long-Term Incentive Plan prior to the amendments submitted to shareowners in Proxy Item No. 3.

Equity Compensation Plan Table

Number of
	Securities to	Weighted-	Number of Securities
	be Issued	average	Remaining Available
	Upon	Exercise	for Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants and	Warrants and	to be Issued Upon
Plan Category	Rights	Rights	Exercise)(2)

Equity compensation plans approved by security holders(1)	19,573,295	$21.24	2,291,897

Total	19,573,295	$21.24	2,291,897

(1)

At December 31, 2002, under the Long-Term Incentive Plan, there was a total of 17,204,551 shares of common stock to be issued upon exercise of outstanding options granted having a weighted average exercise price of $21.16, 61,444 shares of deferred common stock and 2,153,397 shares of common stock remaining available for future issuance (excluding shares to be issued upon exercise of outstanding options). At December 31, 2002, under the Broad-Based Stock Option Plan, there was a total of 2,307,300 shares of common stock to be issued upon exercise of outstanding options having a weighted average exercise price of $21.82 and 138,500 shares of common stock remaining available for future issuance (excluding shares issuable upon exercise of outstanding options).

(2)

Included in the calculation to determine the number of securities remaining available for future issuance is 202,500 shares of restricted stock awarded as of December 31, 2002.

Committee Reports

Report of the People and Compensation Committee on Executive Compensation

The people and compensation committee is responsible for the establishment and review of our compensation policies and programs for the Company’s executive officers. It also approves, reviews and monitors the Company’s executive succession plan, and reviews and monitors the Company’s performance as it affects its people and the overall compensation policies for its people.

Under the terms of its charter, the committee is required to consist of three or more members of the board of directors who, in the opinion of the board, meet the independence requirements of the New York Stock Exchange, are “non-employee directors” pursuant to SEC Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Code.

Compensation Policies

The overall objectives of the committee are to develop compensation policies and practices that:

•	align management’s interests with the long-term interests of shareowners;
•	encourage people to behave like owners of the business and reward them when shareowner value is created;
•	provide reward systems that are simple, credible and common across the organization;
•	promote creativity, innovation and calculated risk taking to achieve outstanding business results;
•	encourage people to continually improve their capabilities to deliver business results;
•	reward for results rather than on the basis of seniority, tenure, or other entitlement;
•	make the Company a great place to work that values diversity and inclusiveness in order to attract world class people at all levels around the globe.

Components of Executive Compensation

In furtherance of these objectives, the compensation programs for all Company executives include three components: (1) base pay, (2) an annual incentive program, and (3) a long-term incentive program.

The committee retained an outside consultant specializing in executive compensation to provide expertise on various matters coming before the committee. The levels of compensation at competitive companies were used for comparison in establishing the Company’s current executive compensation policies, compensation programs and awards, and were derived from compensation surveys provided by the committee’s outside consultant. The primary comparator group consisted of companies in general industry with revenues closely approximating that of the Company. The committee also included data from the biotechnology and specialty chemicals industries as well as a broader general industry group in making its decisions. The philosophy underlying each element of executive compensation is discussed below.

The annual and long-term compensation components of the program have been designed to encourage executives to significantly increase shareowner value. Annual incentive compensation for 2002 was based on results versus goals for sales growth, earnings per share and cash flow, all of which affect shareowner value. Long-term compensation is closely tied to providing outstanding returns for shareowners.

Base Pay. Base pay reflects the external market value of a particular role as well as the experiences and qualifications that an individual brings to the role. Base pay is generally targeted to the median of the base pay paid by companies in our primary comparator group for a particular role.

Annual Incentive Program. The Annual Incentive Program for all regular employees, including executives, provides for cash awards that are determined shortly after the end of the year being measured. These annual awards depend upon the Company’s achievement of goals set at the beginning of each year; the individual’s level of responsibility and, where applicable, performance of his or her business or staff group; and the individual’s personal performance.

The Annual Incentive Program for 2002 was designed to focus on the achievement of the following key goals for the Company: sales growth, earnings per share and cash flow, with no funding of the incentive pool unless a threshold level of performance was achieved with respect to the earnings per share goal. Each employee’s annual incentive opportunity for 2002 was communicated in terms of “target” Company and individual performance as measured against goals set for the year with award opportunities at “outstanding” performance equal to two times that at “target” performance. The annual incentive award pool was determined based on actual results measured against these goals and other performance factors. Neither the incentive pool nor individual awards are capped. However, the committee retains discretion to determine funding of the incentive pool and individual awards for executive officers. In 2002, the threshold level of performance with respect to the earnings per share goal was not attained and, therefore, the incentive pool was not funded and no incentive payments were made.

For 2003, the Annual Incentive Program continues to apply to all employees, including executives. Goals with respect to the funding of the incentive pool have again been set for sales growth, earnings per share, and cash flow, although the incentive pool will be funded at no less than 20% of the “target” level of funding in the event the Company pays dividends with respect to each quarter during the performance year. The Company must meet the threshold level of performance with respect to earnings per share in order for there to be any funding of the incentive pool above 20% of the target level of funding. Funding will continue to be determined by the Company’s attainment of the financial objectives and other subjective performance criteria determined by the committee. Individual incentive opportunities have been communicated at a “target” level of performance as measured against goals, with award opportunities at “outstanding” performance equal to two times that at target performance. Neither the incentive pool nor individual awards are capped. However, the committee retains discretion to determine funding of the incentive pool and individual awards for executive officers. Annual incentives are generally targeted at the median of the market for target performance as measured against goals with upside opportunity for above target performance

Long-term Incentive Program. Long-term incentive opportunity is delivered in the form of stock options. At the time of the initial public offering, long-term compensation for executives was generally targeted to be at or above the 75th percentile of the market. If the shareholders approve the amendment to the Monsanto Long Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan) to increase the number of shares available for awards, we anticipate making additional grants under the plan in 2003.

In determining grants at the initial public offering, the Company utilized competitive data from other companies that had undergone an initial public offering. The long-term incentive opportunity for each individual was established (based on the individual’s role) by converting a percentage of base pay to stock options using an estimated Black-Scholes value. Stock options for management (approximately 1,800 people) were granted on October 17, 2000 (the date of the initial public offering) and vested over a 30-month period: 50% in March 2002 and 50% in March 2003. The stock option grants were for a two-year period: 2001 and 2002. Stock options for all other non-management employees were also granted on the initial public offering date with the same vesting provisions; provided, however, that no options vest before they have been held for at least one year. New hires in 2002 received stock option grants upon the same terms and conditions as the stock options granted on the date of the initial public offering, pro-rated over the two-year period.

Other Grants. The committee or the Restricted Stock Grant Committee of the board may also make infrequent grants of restricted stock to individual executives to hire or retain those individuals or motivate achievement of particular business objectives. Additional stock option grants may be made to hire or retain certain individuals, reflect increased responsibility, or motivate the achievement of a particular business objective. Mr. Burson received a grant of 20,000 restricted shares for purposes of retention during 2002. One executive received a grant of 10,000 restricted shares in connection with his hiring and three other executive officers received grants totaling 42,000 restricted shares.

Chief Executive Officer Compensation

Mr. AtLee’s total compensation as interim CEO and President has been set at $905,000 on an annualized basis, offset by fees associated with his board service and previous consulting arrangement. He will also be eligible for a bonus opportunity equal to 100% of his 2003 compensation for “target” Company and individual performance level performance. Mr. AtLee’s compensation and bonus opportunity will be pro-rated based upon the number of months that he serves as interim CEO and President. Any bonus would be paid in March 2004 based on evaluation and recommendation of the committee to the full board.

Mr. Verfaillie’s 2002 salary was increased by 2.8% to $905,000 in June 2002 to reflect changes in the market. The committee recommended no annual incentive award for Mr. Verfaillie for 2002. The zero award was determined based on the same criteria used for all employees eligible to participate in the Annual Incentive Program. Mr. Verfaillie was paid $5,757,635 in accordance with the terms of a Phantom Share Agreement (discussed below). Given Mr. Verfaillie’s resignation as president and chief executive officer in December 2002, his separation from service as of January 31, 2003, his long service with the Company, the Company’s need for his consulting services to support ongoing litigation and his agreements with regard to non-competition and non-solicitation, Monsanto entered into an agreement with Mr. Verfaillie to provide severance payment in the amount of $3.5 million (in lieu of any benefit to which he would have been entitled under the Company Severance Plan), and a consulting fee in the amount of $1.5 million in exchange for his agreement to provide the requested services for up to 500 hours per year over the 24 month period beginning February 1, 2003. Under the agreement, Mr. Verfaillie also agreed to a two-year non-compete and non-solicitation agreement and provided a release of all claims against the Company and related entities and parties.

2002 Compensation for Other Executives

Consideration of cash awards for the other Named Executive Officers was based on the same factors as for Mr. Verfaillie. Therefore, given the Company’s financial performance, no awards were granted for 2002 performance. The number of options granted to executives at the initial public offering was calculated based on competitive long-term incentive opportunities utilizing data from other companies that had undergone an initial public offering. Company executive plans were designed to achieve a long-term compensation opportunity at or above the 75th percentile for senior executives in comparable positions in other companies.

Phantom Shares

We entered into Phantom Share Agreements with Pharmacia and each of Mr. Verfaillie, Mr. Grant, and Dr. Fraley and one other executive at the time of our initial public offering. These agreements provided phantom shares in our common stock to each of these executives in lieu of severance benefits from Pharmacia to which each of these executives would have otherwise been entitled. These agreements vested in 2002 and were paid-out in October 2002. These Phantom Share Agreements are described at “Certain Agreements — Phantom Share Agreements” at page 30.

Deductibility of Compensation

The goal of the committee is to comply with the requirements of Section 162(m) of the Code, to the extent deemed practicable, with respect to options and annual and long-term incentive programs, as well as the limits approved by the Company’s shareowners, in order to avoid losing the deduction for compensation in excess of $1 million paid to one or more of the Named Executive Officers. We have generally structured our compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible. However, the committee may elect to provide compensation outside those requirements when it deems appropriate to achieve its compensation objectives. No exceptions were made to this policy in 2002. The payments made under the Phantom Share Arrangements were in compliance with this policy. The Company did not meet the performance goal for the annual incentive plan as established by the committee and, therefore, annual incentive awards were not made.

Management Stock Ownership Requirements

The committee and management also believe that an important adjunct to an incentive program is significant stock ownership by the senior executives. Accordingly, the committee has implemented stock ownership requirements for approximately 30 executives. Stock ownership requirements are five times base salary for the Company’s chief executive officer; four times base salary for the chief operating officer; three times base salary for eleven other senior executives and one times base salary for the remaining executives. Unexercised stock options or restricted shares are not counted in satisfying these requirements. The committee has established target dates when each executive must meet stock ownership requirements.

PEOPLE AND COMPENSATION COMMITTEE

C. Steven McMillan, Chair
Gwendolyn S. King
William U. Parfet

February 19, 2003

Report of the Audit and Finance Committee

In fulfilling its responsibilities, the audit and finance committee, among other things, has reviewed and discussed the audited financial statements contained in the 2002 Annual Report on SEC Form 10-K with the Company’s management and its independent auditor.

Management advised the audit and finance committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. Management is responsible for the financial statements and the reporting process, including the system of internal control. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Members of the audit and finance committee rely, without independent verification, on the information provided to them by management and on the representations made to them by the independent auditor. Accordingly, the oversight provided by the audit and finance committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal financial controls, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or that the audit of the Company’s financial statements by the independent auditor has been carried out in accordance with auditing standards generally accepted in the United States.

In addition, the audit and finance committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards, AU Section 380 (SAS No. 61), Communication with Audit Committees, as amended, as well as the auditor’s independence from Monsanto and its management including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Company expects to be billed an aggregate of $6.9 million by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (which we collectively refer to as “Deloitte”) for professional services in 2002. The table below sets forth the components of this aggregate amount as well as components of the aggregate amount of $10.2 million billed by Deloitte for professional services rendered to the Company in 2001.

Amount Billed

Description of Professional Service	2001	2002

Audit Fees – professional services rendered for the audit of our annual financial statements and for the reviews of the financial statements included in our Form 10-Qs (for 2002, including professional services rendered for audit services paid for by the Company in the amount of $750,000 for which the Company was reimbursed by Pharmacia Corporation)	$1.9 million	$2.7 million

Financial Information Systems and Implementation Fees – For 2001, related to professional services in connection with a euro implementation rendered by Deloitte Consulting, which is no longer part of Deloitte & Touche LLP	$0.7 million	—

All Other Fees – fees billed for audit-related services in the amount of $1.6 million for each of 2001 and 2002 (including foreign statutory audits, employee benefit plan audits and work on SEC filings) and fees for non-audit related services in the amount of $6.0 million for 2001 and $2.6 million for 2002 (including, $3.1 million and $1.5 million for corporate and expatriate tax and assignment services and $2.9 million and $1.1 million for non-financial information systems and other services, for 2001 and 2002, respectively)	$7.6 million	$4.2 million

The table below recategorizes certain portions of these billings in order to voluntarily comply with new SEC rules which will be in effect for our next proxy statement.

Amount Billed

Description of Professional Service	2001	2002

Audit Fees – professional services rendered for the audit of our annual financial statements, for the reviews of the financial statements included in our Form 10-Qs and for foreign statutory audits (for 2002, including professional services rendered for audit services paid for by the Company in the amount of $750,000 for which the Company was reimbursed by Pharmacia Corporation)	$3.3 million	$4.1 million

Audit-related Fees – assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of financial statements including audits of employee benefit plans.	$.2 million	$.2 million

Tax Fees – professional services rendered by Deloitte for tax compliance, tax consulting and tax planning	$3.1 million	$1.5 million

All Other Fees – For 2001, includes $0.7 million for financial information systems and implementation fees and $2.9 million for non-financial information systems. For 2002, relates to non-financial information systems and other services	$3.6 million	$1.1 million

As described in our charter, it is the audit and finance committee’s policy and procedure to review and consider and ultimately pre-approve, where appropriate, all audit and nonaudit engagement services to be performed by our independent auditors. For 2002, all of “audit related fees,” “tax fees” and “all other fees” were approved by the audit and finance committee. The audit and finance committee considers Deloitte’s provision of non-audit services to be compatible with it maintaining its independence.

In reliance on the reviews and discussions referred to above, and exercising our business judgment, the audit and finance committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2002, for filing with the SEC.

AUDIT AND FINANCE COMMITTEE

William U. Parfet, Chair
C. Steven McMillan
Robert J. Stevens

February 18, 2003

Stock Price Performance Graph

The graph below compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Stock Index (a broad-based market index) and a peer group index over a 26-month period extending through the end of our fiscal year 2002. This graph assumes that $100 was invested on October 17, 2000, in our common stock or on September 30, 2000, in the Standard & Poor’s 500 Stock Index and the peer group index, and that all dividends were reinvested.

Because we are involved in the agricultural products and seeds and genomics businesses, no published peer group accurately mirrors our portfolio of businesses. Accordingly, we created a peer group index that includes Bayer AG ADR, Dow Chemical Company, DuPont (E.I.) de Nemours and Company, BASF AG and Syngenta AG. In prior years our peer group index included Aventis S.A. In June of 2002, Bayer AG acquired the crop science business of Aventis S.A. and, as a result, Aventis S.A. has been removed from the peer group. The Standard & Poor’s 500 Stock Index and the peer group index are included for comparative purposes only and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of our common stock.

Comparison of 26 Month Cumulative Total Return

	10/17/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02

MONSANTO	100.00	135.32	177.82	186.16	170.27	171.24	160.66	90.86	78.57	99.71

S&P 500	100.00	92.17	81.25	86.00	73.38	81.22	81.44	70.53	58.35	63.27

PEER GROUP	100.00	116.94	99.94	106.09	89.13	97.64	104.35	106.66	80.45	92.05

In accordance with the rules of the SEC, the information contained in the Report of the People and Compensation Committee on Executive Compensation beginning on page 24, the Report of the Audit and Finance Committee beginning on page 26 and the Stock Price Performance Graph on this page, shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Certain Agreements

Change-Of-Control Employment Agreements

We have entered into change-of-control employment agreements with a number of key executives including our Named Executive Officers other than Messrs. AtLee and Engelberg. Generally, these agreements have terms that currently end on June 30, 2003, and are automatically extended one year at a time, unless we give the executive a notice that no extension will occur. If a change of control of Monsanto occurs during the term of an agreement, then the agreement becomes operative for a fixed period. Generally, under these agreements, a change of control is defined to include:

•	The acquisition by any person or group of 20% or more of the combined voting power of the Company (excluding acquisitions from or by the Company, any subsidiary or Company employee benefit plan and certain business combinations in which generally substantially all of the beneficial owners of the Company’s voting power own more than 60% of the combined voting securities of the resulting corporation, in substantially the same proportion as prior to the combination, no one has 20% of the voting power as a result of the combination and at least a majority of the board of directors of the resulting company were members of the incumbent board);
•	Individuals constituting our board of directors at the time of our initial public offering (“incumbent directors”) generally cease to constitute at least a majority of our board, provided that any subsequent director whose election or nomination was approved by a majority of the incumbent directors shall be considered to be an incumbent director;
•	Certain mergers, consolidations, sales of assets or other business combinations occur except as described in the first bullet above; or
•	Our shareowners approve a complete liquidation or dissolution of the Company.

The agreements provide generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after such a change of control. If, during this three-year period, we terminate the executive’s employment other than for cause, death or disability, or the executive terminates for good reason, or if we terminate the executive’s employment without cause in connection with or in anticipation of a change of control, the executive is generally entitled to receive:

•	a specified multiple of the executive’s annual base salary plus an annual bonus amount and an amount to reflect our employer matching contributions under various savings plans,
•	accrued but unpaid compensation,
•	continued welfare benefits for a specified number of years,
•	a lump sum payment having an actuarial present value equal to the additional retirement plan benefits the executive would have received if he or she had continued to be employed by us for a specified number of years,
•	if the executive has reached age 50 at the conclusion of a specified number of years following employment termination, receipt of lifetime retiree medical benefits, and
•	outplacement benefits.

In addition, the executive is generally entitled to receive a payment in an amount sufficient to make him or her whole for any federal excise tax on excess parachute payments.

The specified multiple and the specified number of years is three for Messrs. Burson and Grant, and Dr. Fraley.

Mr. Engelberg was a party to a change-of-control employment agreement with Pharmacia, which provided similar benefits to those described above. That agreement became effective on March 31, 2000, when the merger involving former Monsanto and Pharmacia & Upjohn took place. As a result of Mr. Engelberg’s retirement effective December 31, 2002, he was paid a severance benefit in the amount of $2,990,248 by Pharmacia under this agreement and will continue to be eligible for certain other benefits provided by us. Pharmacia has retained all severance liabilities under this agreement and we have assumed responsibility for providing continued welfare and certain other benefits from the date of Mr. Engelberg’s termination of employment.

Verfaillie Severance and Consulting Agreement

Mr. Verfaillie resigned as president and chief executive officer in December 2002. His employment with us terminated as of January 31, 2003. In 2003, we entered into a severance and consulting agreement with Mr. Verfaillie. Under the agreement, Mr. Verfaillie is to receive a severance payment in the amount of $3.5 million (in lieu of any benefits or other payments to which he would have been entitled under the Company severance plan), and a consulting fee in the amount of $1.5 million in exchange for his agreement to provide the requested services for up to 500 hours per year over the 24-month period beginning February 1, 2003. Under the agreement, Mr. Verfaillie also agreed to a two-year non-compete and non-solicitation agreement and provided a release of all claims against the Company and related entities and parties. The agreement also contains confidentiality provisions. We also agreed to reimburse Mr. Verfaillie for all reasonable travel and living expenses actually incurred by him in the performance of his consulting services.

Phantom Share Agreements

We entered into Phantom Share Agreements with Pharmacia and each of Mr. Verfaillie, Mr. Grant, and Dr. Fraley and one other executive, pursuant to which each of these executives agreed to the termination of his change-of-control employment agreement with Pharmacia as of the closing of our initial public offering. Under the terminated change-of-control employment agreements (which were triggered upon former Monsanto’s merger with Pharmacia & Upjohn) each of these executives would have been entitled to substantial severance benefits from Pharmacia if his employment were terminated by his employer without cause or by him for “good reason” during the three years following the merger. A termination for “good reason” would have included a termination by the executive as a result of adverse changes in the terms and conditions of his employment or for any reason during the 30-day period beginning on the first anniversary of the merger. In connection with our initial public offering, we replaced these change-of-control employment agreements with Phantom Share Agreements to provide these executives with an additional incentive to remain with us and to build the value of our stock after the initial public offering. The Phantom Share Agreements were designed to achieve these goals by providing incentive pay tied to the performance of our common stock, generally conditioned upon the executives’ remaining employed by us or our affiliates through October 1, 2002.

At the time of our initial public offering, we credited to a phantom share account for each executive a number of phantom shares of our common stock equal to the cash severance and value of benefits continuation he would have received as a result of the termination of his employment under his change-of-control employment agreement, divided by the offering price. All conditions necessary for payment of the value of the phantom shares occurred before the October 1, 2002, vesting date, including (i) certification by our people and compensation committee of achievement of the performance goal that we have positive net income for 2001; and (ii) shareowner approval (which was obtained at our annual meeting held in 2001). Accordingly, on October 1, 2002, the Company paid the phantom share accounts by delivering cash in an amount equal to the number of phantom shares allocated to that person’s account multiplied by $15.465 (calculated as the average per share closing price of the Company’s common stock over the 10 trading days immediately preceding the October 1, 2002 vesting date).

The following table sets forth the number of shares of our common stock represented by the Phantom Share Agreements as of October 1, 2002, which were paid to the person listed on such date.

Name and Position	Phantom Shares(1)

Frank AtLee III, Chairman of the Board, President and CEO	0

Hendrik A. Verfaillie, Former President and CEO	372,301

Hugh Grant, Executive Vice President and Chief Operating Officer	177,166

Robert T. Fraley, Ph.D., Executive Vice President and Chief Technology Officer	181,903

Executive Group	731,370

Non-Executive Director Group	0

Non-Executive Employee Group	94,427(2)

(1)	As of October 1, 2002, the average of the high and low prices of our common stock over the prior ten trading days was $15.465. Based on this value, the value of the Phantom Share accounts was $5,757,635, $2,739,872 and $2,813,130 for Messrs. Verfaillie and Grant and Dr. Fraley, respectively, $11,310,637 for the Executive Group and $0 for the Non- Executive Employee Group. The Phantom Share accounts had been adjusted to reflect quarterly dividends declared and paid by the Company through October 1, 2002. The phantom share accounts vested and were paid on October 1, 2002.

(2)	Relates to one employee whose employment was terminated prior to October 1, 2002. He was paid $1,834,000 on September 30, 2002 in satisfaction of amounts payable under his agreement.

Excess Parachute Tax Indemnity Plan

We have adopted the Excess Parachute Tax Indemnity Plan, which provides that if any of our non-employee directors or any of our employees who is not a party to a change of control employment agreement described above is subject to the federal tax on excess parachute payments received in connection with a change of control, we generally will pay him or her an amount to make him or her whole for the tax, and will pay any legal fees he or she may incur to enforce his or her rights under the plan or in connection with any Internal Revenue Service audit related to the excise tax.

Arrangements Between Monsanto and Pharmacia

Prior to our initial public offering, we entered into arrangements with Pharmacia, as of September 1, 2000, providing for, among other things, the separation of our businesses from those of Pharmacia. In connection with the Spinoff, we entered into an additional agreement with Pharmacia to clarify our respective rights and obligations relating to our indemnification obligations under the September 1, 2000, agreement pertaining to the separation of our businesses from those of Pharmacia. A summary description of the material terms of these arrangements, which include the separation agreement and other key related agreements between Pharmacia and us can be found at Appendix D (which is incorporated herein by reference). The full texts of these agreements have been filed with the SEC either as exhibits to the registration statement relating to our initial public offering or as exhibits to other SEC filings with respect to agreements finalized after the date of our initial public offering.

Certain Other Information Regarding Management

Transactions and Relationships

Mr. Kantor is a partner at the law firm of Mayer, Brown, Rowe & Maw, which provided services to us in 2002 and has been retained to provide services to us in 2003. The amount of legal fees paid by us to Mayer, Brown, Rowe & Maw during 2002 was approximately $927,625. Such fees did not exceed five percent (5%) of such firm’s gross revenues for its applicable fiscal year.

Dr. Poste serves on the board of directors of AdvancePCS, which is the Company’s pharmacy benefits manager. We paid AdvancePCS $137,677 for its services in 2002.

Prior to the Spinoff, Pharmacia owned a controlling interest in us. As mentioned above, in connection with the Spinoff, Christopher Coughlin, Pharmacia’s chief financial officer, resigned from our board of directors. In addition, four of our current directors, Messrs. Parfet, Kantor and McMillan and Ms. King, are directors of Pharmacia. Dr. Needleman, who resigned from our board of directors effective February 19, 2003, is also senior executive vice president and chief science officer for Pharmacia. See Appendix D for a description of Monsanto’s business relationships and agreements with Pharmacia.

In January, 2003, Mr. Engelberg, our former senior vice president, government affairs, whose employment with us terminated on December 31, 2002, formed a consulting firm, The Ban Group, LLC, with two former Monsanto employees. Although these two former employees currently have consulting agreements with Monsanto, the consulting firm itself has not yet been engaged by Monsanto. Monsanto paid the two former employees an aggregate of $230,126 in consulting fees in 2002. This consulting firm may be retained by Monsanto during 2003 for the provision of consulting services; however, Monsanto has not yet engaged this consulting firm nor made any payments to it. Mr. Engelberg would share in any profits generated from such engagement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires all Company executive officers, directors, and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us and on written representations from reporting persons, we believe that all such persons complied with all applicable filing requirements during 2002, except that the following Form 4s were not timely filed: (i) a Form 4 reporting the shares of deferred common stock that Mr. Stevens was credited with upon his election as a director on August 30, 2002, as payment for half of the annual retainer fee he is entitled to under the Directors’ Plan; (ii) Form 4s for all eight of our non-employee directors that were then serving as directors reporting dividend equivalent units paid on November 1, 2002, with respect to shares of deferred common stock received as part of their director compensation under the Directors’ Plan; and (iii) a Form 4 reporting a December 17, 2002, grant of restricted stock to Mr. Richard B. Clark, one of our executive officers.

Indebtedness

The following executive officers received full-recourse, interest bearing loans for the purchase price of former Monsanto (now Pharmacia) common stock purchased pursuant to former Monsanto’s Executive Stock Purchase Plan. This plan has been terminated. In 2000 these executive officers received cash awards under the plan that were required to be used to repay the loans. However, these cash awards did not cover the full amount due. The balances of the loans were required to be repaid in three annual installments that commenced on March 31, 2001. These loans were prepaid, at the executive officer’s election, prior to December 31, 2001, except in the case of Mr. Engelberg, who prepaid his loan prior to August 13, 2002, the date of the Spinoff.

			Aggregate
			Amount of	Largest Aggregate
			Indebtedness as	Amount of Indebtedness
	Year of	Interest	of December 31,	Outstanding at
Name	Loan	Rate	2002	Any Time During 2002

Hendrik A. Verfaillie	1996	6.36%	$0	$0

Steven L. Engelberg	1996	6.36%	$0	$617,568

Steven L. Engelberg	1997	6.80%	$0	$0

Robert T. Fraley, Ph.D.	1996	6.36%	$0	$0

General Information

Shareowner Proposals

Proposals Included in Proxy Statement

Proposals of shareowners of the Company that are intended to be presented by such shareowners at the Company’s 2004 annual meeting and that shareowners desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its principal executive offices no later than November 14, 2003, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in Proxy Statement

If a shareowner wishes to present a proposal at the Company’s annual meeting in the year 2004 or to nominate one or more directors and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareowner must give advance written notice to the Company prior to the deadline for such meeting determined in accordance with the Company’s by-laws. In general, the Company’s by-laws provide that such notice should be addressed to the Secretary and be received at the Company’s Creve Coeur Campus no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of the Company’s 2004 annual meeting, such notice must be received not later than January 24, 2004 and not earlier than December 25, 2003. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. The Company’s by-laws set out specific requirements that such written notices must satisfy. Any shareowner filing a written notice of nomination for director must describe various matters regarding the nominee and the shareowner, including such information as name, address, occupation and shares held. Any shareowner filing a notice to bring other business before a shareowner meeting must include in such notice, among other things, a brief description of the proposed business and the reasons therefor, and other specified matters. Copies of those requirements will be forwarded to any shareowner upon written request.

Other Information

The board of directors knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a shareowner proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the board of directors may recommend, unless, prior to the meeting, the board has eliminated that directorship by reducing the size of the board. The board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

The Company will bear the expense of preparing, printing, and mailing this proxy material, as well as the cost of any required solicitation. Directors, officers or employees of the Company may solicit proxies on behalf of the Company. We have engaged Mellon Investor Services (“Mellon”) to assist us in the solicitation of proxies. We expect to pay Mellon approximately $12,000 for these services plus expenses. In addition, the Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company’s stock and obtaining their proxies.

You are urged to vote promptly by marking, signing, dating, and returning your proxy card or by voting by telephone or over the Internet. You may revoke your proxy at any time before it is voted; and if you attend the meeting, as we hope you will, you may vote your shares in person.

By Order of the Board Directors,

MONSANTO COMPANY

CHARLES W. BURSON
Secretary

March 13, 2003

APPENDIX A

INFORMATION REGARDING OUR FORMATION

Prior to September 1, 1997, a corporation that was then known as Monsanto Company (“Former Monsanto”) operated an agricultural products business (the “Ag Business”), a pharmaceuticals and nutrition business (the “Pharmaceuticals Business”) and a chemical products business (the “Chemicals Business”). Former Monsanto is today known as Pharmacia Corporation (“Pharmacia”) and operates only the Pharmaceuticals Business. Our business consists of the operations, assets and liabilities that were previously the Ag Business. Solutia Inc. (“Solutia”) comprises the operations, assets and liabilities that were previously the Chemicals Business. The following table sets forth a chronology of events that resulted in the formation of Monsanto, Pharmacia and Solutia as three separate, distinct and unaffiliated corporations and provides a brief background on the relationships among these three corporations.

Description of Event
Date of Event

September 1, 1997	• Pharmacia (then known as Monsanto Company) entered into a Distribution Agreement with Solutia related to the transfer of the operations, assets and liabilities of the Chemical Business from Pharmacia (then known as Monsanto Company) to Solutia.
• Pursuant to the Distribution Agreement, Solutia assumed and agreed to indemnify Pharmacia (then known as Monsanto Company) for certain liabilities related to the Chemicals Business.

December 19, 1999	• Pharmacia (then known as Monsanto Company) entered into an agreement with Pharmacia & Upjohn, Inc. (“PNU”) relating to a merger (the “Merger”).

February 9, 2000	• We were incorporated in Delaware as a wholly-owned subsidiary of Pharmacia (then known as Monsanto Company) under the name “Monsanto Ag Company.”

March 31, 2000	• Effective date of the Merger.
• In connection with the Merger, (1) PNU became a wholly-owned subsidiary of Pharmacia (then known as Monsanto Company); (2) Pharmacia (then known as Monsanto Company) changed its name from “Monsanto Company” to “Pharmacia Corporation”; and (3) we changed our name from “Monsanto Ag Company” to “Monsanto Company.”

September 1, 2000	• We entered into a Separation Agreement with Pharmacia related to the transfer of the operations, assets and liabilities of the Ag Business from Pharmacia to us.
• Pursuant to the Separation Agreement, we agreed to indemnify Pharmacia for any liabilities primarily related to the Ag Business or the Chemicals Business, including any liabilities assumed by Solutia pursuant to the September 1, 1997 Distribution Agreement, to the extent that Solutia fails to pay, perform or discharge those liabilities.

October 23, 2000	• We completed an initial public offering in which we sold approximately 15% of the shares of our common stock to the public. Pharmacia continued to own 220 million shares of our common stock.

July 1, 2002	• We, Pharmacia and Solutia entered into an agreement to provide that Solutia will indemnify us for the same liabilities for which it had agreed to indemnify Pharmacia under the September 1, 1997 Distribution Agreement, and to clarify the parties’ rights and obligations.
• We and Pharmacia entered into an agreement to clarify our respective rights and obligations relating to our indemnification obligations under the September 1, 2000 Separation Agreement.
• We, Pharmacia and Solutia entered into the Abernathy Agreement regarding the Abernathy litigation described below.

August 13, 2002	• Pharmacia distributed the 220 million shares of our common stock that it owned to its shareowners via a tax-free stock dividend (the “Spinoff”).
• As a result of the Spinoff, Pharmacia no longer owns any equity interest in Monsanto.

November 15, 2002	• We, Pharmacia and Solutia entered into the Pennsylvania Agreement regarding the Pennsylvania litigation described below.

The liabilities for which we have agreed to indemnify Pharmacia, pursuant to the September 1, 2000 Separation Agreement, include litigation, environmental, retiree and all other Pharmacia liabilities that were assumed by Solutia pursuant to the September 1, 1997 Distribution Agreement. These include liabilities that were Pharmacia liabilities prior to the September 1, 1997 spinoff of Solutia, and from which Pharmacia could not be released, either by operation of law, because of the unavailability of third-party consents, or otherwise. In addition, Solutia assumed any liability that Pharmacia had with respect to certain unfunded post-retirement benefits for Pharmacia employees and former Pharmacia employees who were assigned to Solutia in connection with the spinoff of Solutia. To the extent that Solutia encounters material liquidity or other financial constraints, the risk that it would be unable to pay, perform or discharge its assumed liabilities or to satisfy its indemnity obligations to Pharmacia, and that we would be called upon to do so, would increase.

APPENDIX A — Page 1

Solutia is defending itself and Pharmacia in connection with Sabrina Abernathy, et al. v. Monsanto Company, et al., currently pending in state court in Alabama. Solutia requested that Pharmacia commit to posting any appeal bond that may be required to stay execution of any judgment in this litigation pending an appeal. On July 1, 2002, we, Pharmacia and Solutia entered into an agreement (the “Abernathy Agreement”), providing that, if Solutia does not post a bond sufficient to stay the execution of any judgment in this litigation pending an appeal, Pharmacia will post such a bond if it is able to do so on commercially reasonable terms. The Abernathy Agreement also specifies which party or parties would control any decisions regarding settlement of the Abernathy litigation, depending upon whether or not collateral must be provided to secure the bond and, if so, which party provides it. We have no obligation to post an appeal bond or provide any related collateral with respect to the Abernathy litigation. Under the Abernathy Agreement, the continued defense of the Abernathy litigation and the prosecution of any appeal will continue to be managed by Solutia, at Solutia’s expense.

Solutia is defending itself and Pharmacia in a property damage suit in connection with Commonwealth of Pennsylvania, Department of General Services, et al. v. United States Mineral Products, et al., currently pending in state court in Pennsylvania. The trial court entered judgment on October 17, 2002, in the amount of $59.5 million and Solutia has filed an appeal with the Pennsylvania Supreme Court. Under Pennsylvania law, a bond in the amount of 120% of the judgment, or $71.4 million in this case, must be posted in order to stay execution of the judgment pending appeal of the judgment. Pharmacia and Solutia requested Monsanto’s assistance to facilitate the posting of an appeal bond in this action. On November 15, 2002, pursuant to an agreement with Pharmacia and Solutia dated that same date (the “Pennsylvania Agreement”), we posted the required appeal bond. Because the issuing surety required that we collateralize a portion of the appeal bond, we initially provided $25 million in cash collateral, which was subsequently replaced with a $25 million letter of credit. On November 15, 2002, Solutia delivered a letter of credit to us in the amount of $20 million, in order to secure a portion of our obligations in connection with the bond. Solutia also paid all of our out-of-pocket expenses in connection with obtaining the bond. Because we provided the collateral required to secure the appeal bond, the Pennsylvania Agreement gave us control of all decisions regarding settlement of this matter.

The Pennsylvania Agreement required that Solutia obtain a release of all of our obligations with respect to this appeal bond, and to either secure a replacement bond or to settle the litigation within fifteen business days of the closing of an asset sale having an aggregate value of $100 million or greater (the “Release Conditions”). The Release Conditions were triggered on January 31, 2003, when Solutia announced that it had closed the sale of its resins, additives and adhesives businesses for $500 million cash. On March 3, 2003, we, Pharmacia and Solutia entered into an amendment to the Pennsylvania Agreement pursuant to which we agreed to extend the time for satisfying the Release Conditions until November 30, 2003 (the “Extension Period”). In return for our agreement to extend this period, Solutia agreed that on or before March 10, 2003, it would deliver to us a letter of credit in the amount of $39.9 million as additional security for our obligations in connection with the appeal bond and would pay all of our out-of-pocket expenses incurred in connection with the amendment. Pharmacia and we also agreed to return control of all decisions regarding settlement of this matter during the Extension Period. As a result of the amendment, we are the beneficiary of two letters of credit in the aggregate amount of $59.9 million, which secure a portion of our obligations in connection with the posting of the appeal bond. We do not believe that the appeal bond that we posted in November 2002 will have a material adverse effect on our financial position, profitability or liquidity.

* * * * * * *

APPENDIX A — Page 2

APPENDIX B

AUDIT AND FINANCE COMMITTEE CHARTER

Purpose

The Audit and Finance Committee is appointed by the Board to assist the Board in the oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and the independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit and Finance Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit and Finance Committee shall consist of three or more members of the Board. The members of the Audit and Finance Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. No director may serve as a member of the Audit and Finance Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit and Finance Committee.

The members of the Audit and Finance Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Authority and Responsibilities

The Audit and Finance Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and shall approve all audit engagements and the fees and terms thereof and all non-audit engagements with the independent auditors subject to de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit and Finance Committee prior to the completion of the audit. The Audit and Finance Committee may consult with management but shall not delegate these responsibilities to management. The independent auditor shall report directly to the Audit and Finance Committee.

The Audit and Finance Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

The Audit and Finance Committee may delegate the authority to approve audit and permitted non-audit engagements with the independent auditors to a member of the committee. If any such authority is delegated, any decisions to pre-approve any activity shall be presented to the full Audit and Finance Committee at its next meeting.

The Audit and Finance Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit and Finance Committee may form and delegate authority to subcommittees when appropriate.

The Audit and Finance Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit and Finance Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit and Finance Committee. The Audit and Finance Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit and Finance Committee shall meet with management, the internal auditors and the independent auditor in separate executive sessions at least quarterly. The Audit and Finance Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or with financial analysts who follow the Company.

The Audit and Finance Committee shall make regular reports to the Board with respect to its activities, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function. The Audit and Finance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit and Finance Committee shall annually review the Audit and Finance Committee’s own performance.

APPENDIX B — Page 1

The Audit and Finance Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s Form 10-Q, including the quarterly financial statements, prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

3.	Review and discuss with management and the independent auditor (a) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the development, selection and disclosure of critical accounting estimates and analyses of the effects of alternative GAAP methods on the financial statements, and (b) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

a)	All critical accounting policies and practices to be used.

b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

a)	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

b)	The management letter provided by the independent auditor and the Company’s response to that letter, as well as other material written communications between the independent auditor and management, such as any schedule of unadjusted differences.

c)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit and Finance Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

APPENDIX B — Page 2

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review the experience and qualifications of the senior members of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including reviewing and evaluating the lead audit partner of the independent auditor and considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit and Finance Committee shall present its conclusions with respect to the independent auditor to the Board and, if so determined by the Audit and Finance Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

12.	Ensure the rotation of the audit partners of the independent auditor as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

15.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

16.	Review the appointment and replacement of the senior internal auditing executive.

17.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

20.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Global Standards of Business Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Global Standards of Business Conduct.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

23.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

APPENDIX B — Page 3

Financial Oversight

21. In discharging its finance oversight responsibilities, the Audit and Finance Committee shall:

a)	Review and discuss the Company’s financial plans, policies and budgets to ensure their adequacy and soundness in providing for the Company’s current operations and long-term growth.

b)	Review, discuss and make recommendations to the Board concerning proposed equity, debt or other securities offerings and private placements.

c)	Review and make recommendations to the Board concerning its dividend policy and dividends to be paid.

Employee Benefit Plans Investment Fiduciary Function

22.	Perform all of the fiduciary functions of the Company with respect to the control and management of the assets of each employee pension or welfare benefit plan sponsored by the Company, excluding the management and control of the operation and administration of such plans, to the extent that such authority and responsibility is not otherwise reserved, assigned or delegated to the Board of Directors, a committee thereof, or other committee, individual or entity.

Limitation of Audit and Finance Committee’s Role

While the Audit and Finance Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

* * * * * * *

APPENDIX B — Page 4

APPENDIX C

MONSANTO COMPANY LONG-TERM INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE AS OF                     , 2003

1. Purposes

The Monsanto Company Long-Term Incentive Plan, formerly known as the Monsanto 2000 Management Incentive Plan, is designed to:

•	focus management on business performance that creates stockholder value;

•	encourage innovative approaches to the business of the Company;

•	reward for results;

•	encourage ownership of Monsanto common stock by management; and

•	encourage taking higher risks with an opportunity for higher reward.

2. Definitions

2.1. “1933 Act” shall have the meaning set forth in Section 12.14(a).

2.2. “Adjustment Notice” shall have the meaning set forth in Section 6.2.

2.3. “Affiliate” means any entity that is an Associated Company of the Company or a Subsidiary of the Company.

2.4. “Associated Company” of the Company means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise, of which the Company owns or controls, directly or indirectly, 10% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power, other than a Subsidiary of the Company.

2.5. “Award” means any Option, Stock Appreciation Right, Restricted Share, unrestricted Share, dividend equivalent unit or other award granted under this Incentive Plan.

2.6. “Award Certificate” means a written document, in such form as the Committee may from time to time prescribe, setting forth the terms and conditions of an Award.

2.7. “Board” means the board of directors of the Company.

2.8. “Board People Committee” means the People Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board to administer this Incentive Plan pursuant to Section 4.1.

2.9. “Change of Control” means the happening of any of the events described in subsections (a) through (d) below:

(a)	the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a Subsidiary of the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary of the Company; or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this definition;

(b)	individuals who, as of the date of the initial public offering of the common stock of the Company, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined

APPENDIX C — Page 1

voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, a Subsidiary of the Company, any corporation resulting from a Business Combination or any employee benefit plan (or related trust) thereof) beneficially owns, directly or indirectly, 20 percent or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or 20 percent or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.10. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.11. “Committee” means the Board People Committee, or its permitted delegate.

2.12. “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000 (originally under the name Monsanto Ag Company), and any successors thereto.

2.13. “Covered Employee” means a Participant designated prior to or at the time of the grant of an Award by the Committee as an individual who is or may be a “covered employee” of the Company within the meaning of Section 162(m)(3) of the Code, in the year in which the Company is expected to be entitled to a federal income tax deduction with respect to the Award.

2.14. “Director Plan” means the Monsanto Company Non-Employee Director Equity Incentive Compensation Plan.

2.15. “Disability” means a physical or mental disability that causes a Participant to be considered disabled under the terms of the disability income plan applicable to such Participant, whether or not such Participant actually receives such disability benefits, or, in the event that there is no disability income plan applicable to such Participant, as determined by the Committee.

2.16. “Effective Date” has the meaning set forth in Section 3.

2.17. “Eligible Participant” means any member of the Board and any employee of the Company or an Affiliate.

2.18. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

2.19. “Exercise Price” means the price at which a Participant may purchase a Share covered by an Option, or the price with respect to which the Stock Appreciation Right Fair Market Value of a Stock Appreciation Right is determined, as applicable.

2.20. “Fair Market Value” means, with respect to any given date on or before the date of the initial public offering of the Shares, the fair market value of a Share as determined by the Committee, and with respect to any given date after the date of the initial public offering of the Shares, the average of the highest and lowest per-share sales prices for the Shares during normal business hours on the New York Stock Exchange for the immediately preceding date, or if the Shares were not traded on the New York Stock Exchange on such date, then on the next preceding date on which the Shares were traded, all as reported by such source as the Committee may select.

2.21. “Grant Date” means the date as of which the Committee determines that a grant of an Award shall be effective.

2.22. “Incentive Option” means an Option that is designated as an Incentive Option and that meets the requirements of Section 422 of the Code for “incentive stock options.”

2.23. “Incentive Plan” means the Monsanto Company Long-Term Incentive Plan, formerly known as the Monsanto 2000 Management Incentive Plan, set forth herein.

2.24. “Non-Qualified Option” means an Option that is not intended to be treated as an Incentive Option or an Option that does not meet the requirements of Section 422 of the Code for “incentive stock options.”

2.25. “Option” means a right granted under this Incentive Plan to a Participant to purchase a Share at a specified price for a specified period of time.

APPENDIX C — Page 2

2.26. “Participant” means an Eligible Participant to whom an Award has been granted pursuant to this Incentive Plan; provided, that in the case of the death or legal incapacity of a Participant, the term “Participant” shall refer to a beneficiary designated pursuant to Section 10.4 or Section 12.1 or the guardian or legal representative of the Participant acting in a fiduciary capacity on behalf of such Participant under state law and court supervision or comparable office and supervision under applicable foreign law.

2.27. “Performance Objective” means a performance objective adopted by the Committee pursuant to this Incentive Plan for Participants who have received Awards. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives to be unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate.

2.28. “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.29. “Qualified Performance-Based Award” means an Award designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is a Covered Employee and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and made subject to performance goals satisfying the requirements for the Section 162(m) Exemption.

2.30. “Reporting Person” means a person subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Shares.

2.31. “Restricted Shares” means Shares that are granted or delivered subject to restrictions in accordance with Section 10.3.

2.32. “Retirement” means a Participant’s Termination of Service on or after the date on which the Participant attains age 50.

2.33. “Section.” Unless otherwise indicated, all “Section” references are to sections of this Incentive Plan.

2.34. “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

2.35. “Shares” means shares of Company common stock. If there has been an adjustment or substitution pursuant to Section 6, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which the Shares are adjusted pursuant thereto.

2.36. “Stock Appreciation Right” means a right described in Section 9.

2.37. “Stock Appreciation Right Fair Market Value” means the excess of (i) the Fair Market Value of a Share on the date of exercise of a Stock Appreciation Right, over (ii) the Exercise Price of the Stock Appreciation Right.

2.38. “Subsidiary” of the Company means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the Company, as applicable, owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power.

2.39. “Termination for Cause” of a Participant or any other individual means a Termination of Service for “cause,” “just cause,” “misbehavior,” or any similar term, as defined in any unexpired employment agreement between the Participant or other individual and the Company or an Affiliate, as the case may be (including without limitation any employment agreement the effectiveness of which has been triggered by a change of control as defined therein), or, in the absence of such an agreement, or if such agreement exists but does not define any such term, an involuntary Termination of Service of the Participant or other individual on account of the Participant’s or other individual’s engaging in (i) any willful or intentional neglect in performing his duties, including, but not limited to, fraud, misappropriation or embezzlement involving property of the Company or an Affiliate, or (ii) any other intentional wrongful act that may impair the goodwill or business of the Company or an Affiliate, or that may cause damage to any of their businesses.

2.40. “Termination without Cause” of a Participant or any other individual means a Termination of Service that is involuntary on the part of the Participant or other individual, other than a Termination for Cause or as a result of the Participant’s death or Disability.

2.41. “Termination of Service” of a Participant or any other individual occurs when the Participant or other individual is no longer either an employee of the Company or any of the Affiliates (including without limitation because the entity that employs the Participant or other individual has ceased to be an Affiliate), or a member of the Board.

APPENDIX C — Page 3

3. Effective Date of this Incentive Plan

This Incentive Plan, under the name “Monsanto 2000 Management Incentive Plan,” was originally effective as of August 29, 2000, the first date as of which this Incentive Plan had been both adopted by the Board and approved by Pharmacia Corporation as the Company’s sole stockholder, and later amended and restated effective as of August 13, 2002, the date as of which Pharmacia Corporation completed the distribution of its interest in the Company to its shareholders. The effective date (the “Effective Date”) of this Incentive Plan as renamed “Monsanto Company Long-Term Incentive Plan” and as amended and restated hereby is                     , 2003.

4. Administration

4.1. Delegation. This Incentive Plan shall be administered by the Board People Committee except to the extent the Board People Committee delegates administration pursuant to this paragraph. The Board People Committee may delegate all or a portion of the administration of this Incentive Plan to one or more committees, and may authorize further delegation by the committees to senior managers of the Company or its Subsidiaries, in each case to the extent permitted by Delaware law; provided, that determinations regarding the timing, pricing, amount and terms of any Award to a Reporting Person shall be made only by the Board People Committee; and provided, further, that no such delegation may be made that would cause Awards or other transactions under this Incentive Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption; and provided, finally, that no delegation may be made of the powers granted to the Board People Committee under Section 12.16. Any such delegation may be revoked by the Committee at any time.

4.2. Scope of Authority. The Committee shall have full power and authority to administer and interpret this Incentive Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of this Incentive Plan as the Committee deems necessary or advisable. The Committee’s powers include, but are not limited to (subject to the specific limitations described herein), the authority to determine the employees to be granted Awards under this Incentive Plan; to determine the size and applicable terms and conditions of grants to be made to such employees; to determine the time when Awards will be granted; to determine the terms and conditions of any grant, including, without limitation, the Exercise Price, any vesting condition, restriction or limitation (which may contain Performance Objectives relating to the performance of the Participant, the Company or an Affiliate) and any acceleration of vesting or waiver of forfeiture regarding any grant and the Shares relating thereto; to determine whether a resignation was voluntary and whether a Termination of Service was a Termination for Cause; and to modify, amend or adjust the terms and conditions of any grant made to a Participant, at any time, provided, that the Committee may not reprice any outstanding Option or Stock Appreciation Right by reducing the Exercise Price thereof, canceling and regranting such Award, or otherwise.

4.3. Actions and Interpretations. The Committee’s interpretations of this Incentive Plan and of Award Certificates, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to this Incentive Plan or any Awards granted hereunder, shall be in its sole discretion and final, binding and conclusive on all interested parties, including the Company, an Affiliate, stockholders of any of those entities, and all former, present and future employees thereof. The Committee may, with respect to all questions of accounting, rely conclusively upon any determination made by the internal accountants of the Company.

4.4. Board Authority. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Incentive Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

4.5. Award Certificates. Each Award shall be evidenced by an Award Certificate.

5. Shares Authorized

5.1. Total Number. The total number of Shares available for delivery pursuant to Awards under this Incentive Plan was originally 22,567,500. As of the Effective Date, an additional 16,700,000 Shares will be available for delivery pursuant to Awards under this Incentive Plan. Awards of Options, Restricted Stock and Deferred Stock under the Director Plan shall automatically be granted under this Incentive Plan as and when provided for in the Director Plan.

5.2. Other Limits. The total number of Shares for which Awards may be granted under this Incentive Plan to any one Eligible Participant shall not exceed, in any three-year period, 3,385,125 Shares which represents 15% of the total number of Shares that could originally be delivered pursuant to Awards under this Incentive Plan when adopted in 2000. The total number of Shares delivered pursuant to Restricted Shares and unrestricted Shares under this Incentive Plan shall not exceed 50% of the total number of Shares that may be delivered pursuant to Awards under this Incentive Plan.

APPENDIX C — Page 4

5.3. Source of Shares. The Shares that may be delivered pursuant to Awards granted under this Incentive Plan may be authorized but unissued Shares not reserved for any other purposes or Shares held in or acquired for the treasury of the Company, or both.

5.4. Forfeitures, Etc. If any Award is forfeited, any Option (and the related Stock Appreciation Right, if any) or any Stock Appreciation Right not related to an Option terminates, expires or lapses without being exercised, or any Stock Appreciation Right is exercised for cash, the Shares subject to such Awards that are, as a result, not delivered to the Participant shall again be available for delivery in connection with Awards. If the Exercise Price of any Option is satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery pursuant to Awards other than Incentive Options under this Incentive Plan. To the extent any Shares subject to an Award are not delivered to a Participant because such Shares are used to satisfy an applicable tax withholding obligation, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under this Incentive Plan.

6.     Share Adjustments

6.1. Adjustments. In the event of any change in corporate capitalization such as a stock split, any corporate transaction such as a merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of reorganization in Section 368 of the Code), or any partial or complete liquidation of the Company, then notwithstanding any other provision of this Incentive Plan, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for delivery pursuant to Awards under this Incentive Plan, in the limitations set forth in Section 5, in the number and kind of shares subject to outstanding Awards, in the Exercise Price of outstanding Options and Stock Appreciation Rights, and/or such other equitable substitution or adjustments as it may determine to be appropriate; provided, that the number of shares subject to any Award shall always be a whole number and that no adjustment will be permissible hereunder to the extent it would cause any Qualified Performance-Based Award to fail to qualify for the Section 162(m) Exemption.

6.2. Adjustment Notices. Notice of any adjustment or substitution pursuant to this Section 6 (the “Adjustment Notice”) shall be given by the Company to each Participant holding an affected Award; provided, that such adjustment or substitution shall be effective and binding for all purposes of this Incentive Plan whether or not an Adjustment Notice is given. An Adjustment Notice may be given by making it generally available to Participants via a newsletter or other written employee communication, whether such communication is made available on paper or electronically. Adjustment Notices, when given, shall be considered to be part of the Award Certificate for each affected Award.

7.     Awards of Options and Stock Appreciation Rights

7.1.     Grants. Options and Stock Appreciation Rights may be granted at such time or times determined by the Committee following the Effective Date to any Eligible Participant, except that Incentive Options may not be granted to Eligible Participants who are not employees of a parent or subsidiary corporation, as defined in Sections 424(e) and (f), respectively, of the Code, with respect to the Company. Each Option and each Stock Appreciation Right shall be granted subject to such terms and conditions, if any, not inconsistent with this Incentive Plan, as shall be determined by the Committee and set forth in the applicable Award Certificate, including any provisions as to continued employment or continued service as consideration for the grant or exercise of such Option or Stock Appreciation Right, provisions as to performance conditions, and any provisions that may be advisable to comply with applicable laws, regulations or the rulings of any governmental authority.

7.2. Consideration. The Committee may offer Eligible Participants the opportunity to elect to receive an Option or Stock Appreciation Right in lieu of a salary increase or a bonus, or may offer Eligible Participants the opportunity to purchase Options or Stock Appreciation Rights for cash or such other consideration as the Committee determines.

7.3. Exercise of Options or Stock Appreciation Rights. An Option or Stock Appreciation Right, or portion thereof, may be exercised during the period beginning on the date when it first becomes exercisable in accordance with its terms, and ending upon the expiration of its term or, if sooner, when it is forfeited as a result of a Termination of Service or otherwise in accordance with the terms and conditions of the Option or Stock Appreciation Right. The term of an Option or Stock Appreciation Right shall expire on such date, not later than the tenth anniversary of the Grant Date, as set forth in the applicable Award Certificate. The exercise of all or a portion of a Stock Appreciation Right granted with a related Option shall result in the forfeiture of all or a corresponding portion of the related Option and vice versa. To exercise an Option or Stock Appreciation Right, a Participant shall give notice to the Company or its agent, specifying the number of Shares with respect to which the Option or Stock Appreciation Right is being exercised, and otherwise complying with such procedures as the Committee may from time to time establish.

APPENDIX C — Page 5

7.4. Effect of Termination of Service. Unless otherwise set forth in the applicable Award Certificate, the effect of a Participant’s Termination of Service on any Option or Stock Appreciation Right then held by the Participant, to the extent it has not previously expired or been exercised, shall be as follows:

(a)	Before Vesting has Commenced. If such Termination of Service occurs before any portion of the Option or Stock Appreciation Right has become exercisable, the Participant shall forfeit such Option or Stock Appreciation Right;

(b)	After Vesting has Commenced. If such Termination of Service occurs after the Option or Stock Appreciation Right has become exercisable in whole or in part:

(i)	Voluntary Resignation. As a result of the Participant’s voluntary resignation, such Option or Stock Appreciation Right shall be exercisable for a period of 90 days following such Termination of Service, to the extent it is exercisable immediately before such Termination of Service, and shall then be forfeited to the extent not exercised;

(ii)	Termination for Cause. In a Termination for Cause, the Participant shall forfeit such Option or Stock Appreciation Right;

(iii)	Retirement. By reason of the Participant’s Retirement, such Option or Stock Appreciation Right shall be exercisable for a period of five years following such Termination of Service, to the extent it is exercisable immediately before such Termination of Service, and shall then be forfeited to the extent not exercised; and

(iv)	Other Involuntary Termination. In the case of any other Termination of Service (including by reason of death or Disability), such Option or Stock Appreciation Right shall be exercisable for a period of one year following such Termination of Service, to the extent it is exercisable immediately before such Termination of Service, and shall then be forfeited to the extent not exercised.

(c)	Limitation. Notwithstanding the foregoing, in no event shall an Option or Stock Appreciation Right be exercisable after the expiration of its term.

7.5. No Obligation to Exercise Option or Stock Appreciation Right. The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant or upon a beneficiary of a Participant to exercise such Option or Stock Appreciation Right.

8. Options

8.1. Exercise Price. The per-Share Exercise Price of an Option shall be established by the Committee in connection with the grant thereof, but shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. No exercise of an Option shall be effective before payment of the Exercise Price therefor.

8.2. Method of Payment. The Exercise Price for Shares purchased upon exercise of an Option shall be paid upon such terms as shall be set forth in the applicable Award Certificate. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Options that permit the Participant to deliver Shares (or other evidence of ownership of Shares satisfactory to the Company), including, at the Committee’s option, Restricted Shares, with a Fair Market Value equal to the Exercise Price as payment; provided, that any such Shares have been owned by the Participant for at least six months free of any restrictions and without being subject to forfeiture. The payment terms for an Incentive Option must be established in connection with the grant thereof.

9. Stock Appreciation Rights

9.1. Nature of Right. A Stock Appreciation Right shall entitle its holder to receive, upon exercise, a payment in cash or Shares having an aggregate value equal to the Stock Appreciation Right Fair Market Value. A Stock Appreciation Right may be granted either (i) with a related Option at the time the Option is originally granted or, in the case of a Non-Qualified Option, thereafter, or (ii) without a related Option.

9.2. Exercise Price. The Exercise Price per Share of a Stock Appreciation Right that has a related Option shall equal the Exercise Price per Share of the related Option. The Exercise Price per Share of a Stock Appreciation Right that does not have a related Option shall be established in connection with the grant thereof, but shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.

9.3. Terms and Conditions. Except as expressly provided herein, each Stock Appreciation Right that is granted hereunder shall be subject to the terms and conditions specified in the applicable Award Certificate. A Stock Appreciation Right that is granted with a related Option shall be subject to the same terms and conditions as the Option, shall be exercisable only to the extent its related Option is exercisable, and shall terminate or be forfeited and cease to be exercisable when the term of the related Option expires or the related Option is forfeited.

APPENDIX C — Page 6

9.4. Form of Payment. The Committee shall determine, in each case, whether the payment to a Participant upon exercise of a Stock Appreciation Right will be in the form of all cash, all Shares (which may be Restricted Shares) or any combination thereof. If payment is to be made in Shares, the number of Shares shall be equal to the value of the Stock Appreciation Right, divided by the Stock Appreciation Right Fair Market Value of Shares on the date of exercise.

9.5. Proceeds. The Committee shall determine the timing of any payment made in cash, Shares or a combination thereof upon exercise of a Stock Appreciation Right hereunder, whether in a lump sum, in annual installments or otherwise deferred, and the Committee shall determine whether such payments may bear interest or dividend equivalents pursuant to Section 11.

10. Shares and Restricted Shares

10.1. Awards. An Award of Shares or Restricted Shares may be made at such time or times determined by the Committee following the Effective Date to any person who is an Eligible Participant. The terms and conditions of payment of any Award, including, without limitation, what part of such Award shall be paid in unrestricted Shares or Restricted Shares, the time or times of payment of any Award, and the time or times of the lapse of the restrictions on Restricted Shares shall be set forth in the applicable Award Certificate.

10.2. Shares. For the purpose of determining the number of Shares to be used in payment of an Award denominated in cash but payable in whole or in part in Shares or Restricted Shares, the cash value of the Award to be so paid shall be divided by the Fair Market Value of a Share on the date of the determination of the amount of the Award by the Committee, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

10.3. Restricted Shares. An Award of Restricted Shares shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including without limitation the Company or one or more of its employees) designated by the Committee, a certificate or certificates for such Restricted Shares, registered in the name of such Participant. Except to the extent otherwise provided in the applicable Award Certificate, the Participant shall have all of the rights of a stockholder with respect to such Restricted Shares.

10.4. Terms and Conditions. Restricted Shares shall be subject to such terms and conditions, and to such restrictions against sale, transfer or other disposition, as may be set forth in the applicable Award Certificate. Unless otherwise set forth in the applicable Award Certificate, new, additional or different Shares or other securities resulting from any adjustment to or substitution for Restricted Shares pursuant to Section 6 shall be subject to the same terms, conditions, and restrictions as the Restricted Shares prior to such adjustment or substitution. The Committee may remove, modify or accelerate the removal of forfeiture conditions and other restrictions on any Restricted Shares in the event of hardship or Disability of the Participant while employed (or while providing services as a director), in connection with the Participant’s Termination of Service or relocation to another country, or for such other reasons as the Committee may deem appropriate, except to the extent that such action would cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption. In the event of the death of a Participant following the transfer of Restricted Shares to him or her, the legal representative of the Participant, the beneficiary designated in writing by the Participant during his or her lifetime, or the person receiving such Shares under the Participant’s will or under the laws of descent and distribution shall take such Shares subject to the same restrictions, conditions and provisions in effect at the time of the Participant’s death, to the extent applicable, unless otherwise set forth in the applicable Award Certificate.

11. Dividends, Dividend Equivalents and Interest Equivalents

11.1. No Cash Dividends. No cash dividends shall be paid on Shares that have been awarded but not registered or delivered. The applicable Award Certificate may provide for the payment of dividend equivalents with respect to any Option, Stock Appreciation Right or other Award pursuant to which Shares are or may become deliverable in the future, equal in value to the cash dividends that would have been paid with respect to each Share subject to such Award, if it had been outstanding during the period between the date of the Award and the time each such Share is delivered or the Award is forfeited as to such Share. “Dividend equivalents” may be:

(a)	paid in cash or Shares, either from time to time prior to or at the time of the delivery of such Shares, or upon expiration of the Option or Stock Appreciation Right, if it shall not have been fully exercised (except that payment of the dividend equivalents on Incentive Options may not be made prior to exercise); or

(b)	converted into contingently credited Shares (with respect to which dividend equivalents shall accrue) in such manner, at such value, and deliverable at such time or times as may be set forth in the applicable Award Certificate.

11.2. Interest Equivalents. The applicable Award Certificate may provide for payment of interest equivalents (i) on any portion of any Award payable at a future time in cash, and (ii) on dividend equivalents that are payable at a future time in cash.

APPENDIX C — Page 7

11.3. Restricted Shares. The applicable Award Certificate may provide that dividends paid on Restricted Shares shall, during the applicable restricted period, be held by the Company to be paid upon the lapse of restrictions or to be forfeited upon forfeiture of the Shares.

12. Miscellaneous Provisions

12.1. Non-Transferability. During a Participant’s lifetime, his or her Options and Stock Appreciation Rights shall be exercisable only by the Participant. No Awards shall be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation hereof shall be null and void. Without limiting the generality of the foregoing, no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

12.2. No Right to Continued Employment or Service. Nothing contained in this Incentive Plan, any Award Certificate or any booklet or document describing or referring to this Incentive Plan shall be deemed to confer on any Eligible Participant the right to continue as an employee or director of the Company or an Affiliate, whether for the duration of a Participant’s Award vesting schedule or otherwise, or affect the right of the Company or an Affiliate to terminate the employment or service of any such person for any reason.

12.3. Governing Law; Construction. This Incentive Plan and any actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Titles and headings to Sections are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of this Incentive Plan.

12.4. Certain Tax Matters. Notwithstanding any other provision of this Incentive Plan, the Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the grant or exercise of any Option or otherwise in connection with any Option, any Stock Appreciation Right or the exercise thereof, or otherwise in connection with any Award, including without limitation the withholding of cash or Shares that would be paid or delivered pursuant to such exercise or Award or any other exercise or Award under this Incentive Plan until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or cancelling any portion of such Award or any other Award under this Incentive Plan in an amount sufficient to reimburse the Company for the minimum amount it is required to so withhold, or selling any property contingently credited by the Company for the purpose of paying such Award or any other Award under this Incentive Plan, in order to withhold or reimburse the Company for the minimum amount it is required to so withhold. In addition, the Committee may establish appropriate procedures to ensure that it receives prompt notice of any event that may make available to the Company or any Affiliate any tax deduction in connection with an Award.

12.5. Foreign Participants. In order to facilitate the granting of Awards to Eligible Participants who are foreign nationals or who are employed outside of the United States of America, the Committee may provide for such special terms and conditions, including without limitation substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of this Incentive Plan as it may consider necessary or appropriate for the purposes of this Section 12.5 without thereby affecting the terms of this Incentive Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the spirit of this Incentive Plan, as then in effect. Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.

12.6. No Rights as a Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares to be delivered pursuant to an Award prior to the date that the Participant is recorded as the holder of such Shares on the records of the Company and such Shares are delivered to such Participant by book-entry registration or delivery of a certificate or certificates therefor to the Participant, or to a custodian or escrow agent designated by the Committee (which may include, without limitation, the Company or one or more of its employees).

12.7. No Right to Award. No employee or other person shall have any claim or right to be granted an Award under this Incentive Plan. Having received an Award under this Incentive Plan shall not give a Participant or other person any right to receive any other Award under this Incentive Plan. A Participant shall have no rights or interests in any Award, except as set forth herein and in the applicable Award Certificate.

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12.8. Unfunded Plan. It is presently intended that this Incentive Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares, to the extent required by law to meet the requirements of this Incentive Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of Shares relating to Awards granted pursuant to this Incentive Plan.

12.9. Exclusion from Pension and other Benefit Plan Computation. Except to the extent otherwise required by applicable law, by exercise of an Option or Stock Appreciation Right or receipt of another type of Award, (i) each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or an Affiliate, and (ii) each beneficiary of a deceased Participant shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company or an Affiliate on the life of the Participant that is payable to the beneficiary under any life insurance plan covering employees or directors of the Company or an Affiliate.

12.10. Notice. Except as otherwise provided in this Incentive Plan, all notices or other communications required or permitted to be given under this Incentive Plan to the Company shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, postage pre-paid, as follows: (i) if to the Company, at its principal business address to the attention of the Secretary; and (ii) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.

12.11. Inurement of Rights and Obligations. The rights and obligations under this Incentive Plan and any related documents shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.

12.12. Costs and Expenses of This Incentive Plan. Except as otherwise provided herein, the costs and expenses of administering this Incentive Plan shall be borne by the Company, and shall not be charged to any Award nor to any Participant receiving an Award. Costs and expenses associated with the redemption or exercise of any Award under this Incentive Plan, including, but not limited to, commissions charged by any agent of the Company, may be charged to the Participant.

12.13. No Limitation on Rights of the Company

(a)	The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. Further, this Incentive Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume Awards, other than under this Incentive Plan, to or with respect to any other person.

(b)	If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of this Incentive Plan. All Shares issued pursuant to Awards that are forfeited shall revert to the Company upon such forfeiture.

12.14.     Legal Requirements

(a)	Restrictions on Resale. Notwithstanding any other provision of this Incentive Plan, no Participant who acquires Shares pursuant to this Incentive Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”)), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)	Registration, Listing and Qualification of Shares. Notwithstanding any other provision of this Incentive Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any securities exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under this Incentive Plan prior to the Committee’s determination that all related requirements have been fulfilled.

APPENDIX C — Page 9

The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

12.15. Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Incentive Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

12.16. Amendment or Termination

(a)	The Board People Committee may, from time to time, amend or modify this Incentive Plan or any outstanding Awards, including, without limitation, to authorize the Committee to make Awards payable in other securities or other forms of property of a kind to be determined by the Committee, and such other amendments as may be necessary or desirable to implement such Awards, or terminate this Incentive Plan or any provision thereof; provided, that amendments or modifications to this Incentive Plan shall require the approval of the stockholders normally entitled to vote for the election of directors of the Company if (i) they would permit the Company to reprice any outstanding Option or Stock Appreciation Right or (ii) such approval is required by applicable law or the listing standards of the New York Stock Exchange; and provided, further, that amendments to Section 5.1 shall require the approval of the Board.

(b)	No amendment to or termination of this Incentive Plan or any provision hereof, and no amendment to or cancellation of any outstanding Award shall, without the written consent of the affected Participant, adversely affect any outstanding Award.

(c)	Notwithstanding the above provisions, the Board People Committee shall have authority to amend outstanding Awards and this Incentive Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards that qualify for beneficial treatment under such rules, without stockholder approval and without the consent of affected Participants.

12.17. Change of Control

(a)	The provisions of this Section 12.17(a) shall apply notwithstanding any provision of this Incentive Plan other than Sections 12.4, 12.14, and 12.17(b), unless the Committee determines otherwise at the time of grant. Upon the occurrence of a Change of Control, (i) any Awards outstanding as of the date of such Change of Control, and that are not then vested, shall become fully vested, (ii) all then-outstanding Options and Stock Appreciation Rights shall be exercisable, and (iii) any restrictions or other conditions applicable to any outstanding Awards shall lapse, and such Awards shall become free of all restrictions and conditions.

(b)	With respect to Awards held by a Participant who is also a Participant in the Monsanto Company Excess Parachute Tax Indemnity Plan (the “Indemnity Plan”) or any comparable or successor plan at the time of a Change of Control, the vesting and lapse of restrictions and conditions provided for in Section 12.17(a) shall not occur as a result of that Change of Control, to the extent that the provisions of Section 4(b) of the Indemnity Plan (or any comparable provision of such comparable or successor plan) require that such vesting and lapse not occur.

* * * * * * *

APPENDIX C — Page 10

APPENDIX D

SUMMARY DESCRIPTION OF AGREEMENTS BETWEEN MONSANTO AND PHARMACIA

Separation Agreement

The separation agreement contains the key provisions relating to the separation of our businesses from those of Pharmacia effective September 1, 2000, which we refer to as the separation date. The separation agreement identifies the assets transferred to us by Pharmacia and the liabilities assumed by us from Pharmacia. The separation agreement also describes when and how these transfers and assumptions occurred. In addition, we entered into additional agreements with Pharmacia governing various interim and ongoing relationships between Pharmacia and us following the separation date. These other agreements pursuant to which either we or Pharmacia have ongoing performance obligations include:

•	a tax sharing agreement;

•	an employee benefits and compensation allocation agreement;

•	an intellectual property transfer agreement;

•	a services agreement; and

•	a campus lease.

On July 1, 2002, Pharmacia and we entered into an agreement to clarify our respective rights and obligations relating to our indemnification obligations under the separation agreement.

            Asset Transfer

Effective on the separation date, Pharmacia transferred the following assets to us:

•	all assets reflected on our balance sheet as of June 30, 2000 or the accounting records supporting our balance sheet, as adjusted by certain pro forma adjustments, and all assets acquired by Pharmacia between June 30, 2000 and the separation date that would have been included on our balance sheet as of June 30, 2000 had they been owned on June 30, 2000;

•	all other assets primarily related to our business or the former agriculture or chemical businesses of former Monsanto;

•	the corporate offices in St. Louis, Missouri (Creve Coeur campus) and other real property primarily used by our business;

•	the subsidiaries, partnerships, joint ventures and other equity interests primarily related to our business;

•	all computers, desks, furniture, equipment and other assets used primarily by Pharmacia employees who became our employees;

•	any contingent gains that are primarily related to our business or the former agriculture or chemical businesses of former Monsanto, or otherwise specifically allocated to us;

•	57% of unknown contingent gains arising as of or prior to the separation date that are not primarily related to our business, the former agriculture or chemical businesses of former Monsanto, Pharmacia’s business or former Pharmacia businesses, which we expect would generally consist of unknown corporate-level gains not primarily related to any of these businesses; and

•	other assets agreed upon by Pharmacia and us.

            Assumption Of Liabilities

Effective on the separation date, we assumed the following liabilities from Pharmacia:

•	all liabilities reflected on our balance sheet as of June 30, 2000 or the accounting records supporting our balance sheet, as adjusted by certain pro forma adjustments, and all liabilities of Pharmacia incurred or arising between June 30, 2000 and the separation date that would have been included on our balance sheet as of June 30, 2000 had they arisen or been incurred on or prior to June 30, 2000;

•	all other liabilities primarily related or arising primarily from (1) any asset that is transferred to us pursuant to the separation, (2) our business, (3) the former agriculture or chemical businesses of former Monsanto or (4) the disposition of any of these former agriculture or chemical businesses;

•	liabilities for worker’s compensation or third party claims incurred prior to the separation date at a site transferred to us pursuant to the separation;

•	all liabilities for environmental remediation or other environmental responsibilities related to our business and the former agriculture or chemical businesses of former Monsanto, and all real property transferred to us as part of our assets;

APPENDIX D — Page 1

•	all liabilities for products of our business or the former agriculture or chemical businesses of former Monsanto sold to third parties;

•	all liabilities relating to certain intercompany and non-intercompany debt;

•	all of our liabilities relating to our then existing revolving credit facilities;

•	all liabilities of former Monsanto that were assumed by Solutia or any of its subsidiaries on September 1, 1997 in connection with its spinoff from former Monsanto, to the extent that Solutia fails to pay, perform or discharge these liabilities;

•	any contingent liabilities that are primarily related to our business or the former agriculture or chemical businesses of former Monsanto, or otherwise specifically allocated to us;

•	57% of unknown contingent liabilities arising as of or prior to the separation date that are not primarily related to our business, the former agriculture or chemical businesses of former Monsanto, Pharmacia’s business or former Pharmacia businesses, which we expect would generally consist of unknown corporate-level liabilities not primarily related to any of these businesses; and

•	other liabilities agreed upon by Pharmacia and us.

            Shared Contingent Gains And Liabilities

The separation agreement provides for the division of “shared” contingent gains and liabilities, which are those contingent gains and liabilities arising as of or prior to the separation date that are not primarily related to our business, the former agriculture or chemical businesses of former Monsanto, Pharmacia’s business or former Pharmacia businesses.

Shared contingent gains and liabilities are allocated as follows:

•	any benefit that may be received from any shared contingent gain will be allocated 43% to Pharmacia and 57% to us. Pharmacia has the authority to prosecute, settle or waive any shared contingent gain;

•	any responsibility for any shared contingent liability, except for environmental remediation, will be allocated 43% to Pharmacia and 57% to us, adjusted for insurance proceeds and other offsetting amounts received by either company. Pharmacia will assume the defense of, and may seek to settle or compromise, any third party claim that is a shared contingent liability, and any costs and expenses incurred will be included in the total amount of the shared contingent liability;

•	any shared contingent liability for environmental remediation or other environmental responsibility will be borne by each company in proportion to its respective contribution to the site giving rise to the shared contingent liability; and

•	Pharmacia and we will form a committee for the purpose of resolving issues regarding shared contingent gains and liabilities.

            Financing Arrangements

We and Pharmacia arranged a commercial paper facility prior to the closing of the initial public offering, under which Pharmacia issued assumable commercial paper in the amount equal to the sum of approximately $1.8 billion plus the net proceeds we received from the initial public offering assuming no exercise of the overallotment option, or $665 million. The proceeds of such commercial paper obligations were used by Pharmacia to repay Pharmacia indebtedness, a substantial portion of which was incurred in connection with our acquisitions of seed companies, and for Pharmacia’s general corporate purposes. Pursuant to the separation agreement, we assumed all liabilities under the commercial paper facility on the closing of the initial public offering. We also assumed from Pharmacia on the separation date the obligations relating to variable-rate, medium-term bank notes in the aggregate principal amount of approximately $500 million, which mature in 2003. In addition, on the separation date, we indirectly assumed approximately $50 million of debt owed by our subsidiaries. On August 13, 2002, we repaid all outstanding debt owed to Pharmacia and entered into a new short-term debt arrangement with Pharmacia for $150 million. We then issued $800 million of 7 3/8% Senior Notes in two tranches of $600 million and $200 million on August 14, 2002 and August 23, 2002, respectively. A portion of the net proceeds from the sale of these notes was used to repay all short-term debt owed to Pharmacia.

            Indemnification

In general, under the separation agreement, we will indemnify Pharmacia and its representatives and affiliates from all liabilities that we assumed under the separation agreement and any and all losses by Pharmacia or its representatives or affiliates arising out of or due to our failure to pay, perform or discharge in due course these liabilities. In general, Pharmacia will indemnify us and our representatives and affiliates from all liabilities that Pharmacia retains under the separation agreement and any and all losses by us or our representatives or affiliates arising out of or due to Pharmacia’s failure to pay, perform or discharge in due course these liabilities. All indemnification amounts would be reduced by any insurance proceeds

APPENDIX D — Page 2

and other offsetting amounts recovered by the indemnitee. On July 1, 2002, we entered into an agreement with Pharmacia to clarify our respective rights and obligations relating to our indemnification obligations under the separation agreement.

            Access to Information

Under the separation agreement, the following terms govern access to information:

•	prior to or as promptly as practicable after the separation date, Pharmacia delivered to us all corporate books and records related to our business;

•	from and after the separation date, subject to applicable confidentiality provisions or restrictions, we and Pharmacia agreed to give the other reasonable access and the ability to duplicate information developed or obtained prior to the separation date within each company’s possession relating to the other’s businesses, or for audit, accounting, claims, intellectual property protection, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations;

•	after the separation date, we and Pharmacia agreed to use reasonable efforts to provide assistance to the other for litigation and to make available to the other employees for the purpose of consultation, or directors, officers, other employees and agents as witnesses, in legal, administrative or other proceedings;

•	the company providing information, consultant or witness services under the separation agreement will be entitled to reimbursement from the other for reasonable expenses;

•	we and Pharmacia agreed to retain all proprietary information in its possession relating to the other’s business for a period of time and if the information is to be destroyed, the destroying company will give the other company the opportunity to receive the information at the other company’s expense;

•	we and Pharmacia agreed not to disclose or otherwise waive any privilege relating to it or to the other without consent, unless the privilege relates solely to its own business, assets or liabilities; and

•	from and after the separation date, we and Pharmacia agreed to hold in strict confidence all information concerning or belonging to the other obtained prior to the separation date or furnished pursuant to the separation agreement, subject to applicable law.

            Arbitration and Dispute Resolution

Under the separation agreement, if disputes arise between Pharmacia and us, the following will occur:

•	the parties will first attempt to resolve the dispute by direct discussions and negotiation, including, if either party elects, among senior executives;

•	if the parties cannot resolve their dispute within 30 days after notice calling for negotiation among senior executives, the parties will attempt to settle the dispute through mediation;

•	if the dispute is not resolved within 60 days after initiation of mediation, either party may demand that the dispute be resolved by binding arbitration; and

•	the parties will bear their own expenses and attorneys’ fees in resolving the dispute and will share equally the costs and expenses of any mediation or arbitration.

            No Representations And Warranties

Pursuant to the separation agreement, Pharmacia did not provide us with any representation or warranty regarding the assets transferred to us, the liabilities assumed by us, our business, the former agriculture or chemical businesses of former Monsanto, our balance sheet or any consents or approvals required in connection with the consummation of the transactions contemplated by the separation agreement. We took all assets “as is, where is” and bear the economic and legal risk relating to conveyance of, and title to, the assets.

            Insurance

Under the terms of the separation agreement, our assets include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer and to receive insurance proceeds with respect to all of our insured claims under insurance policies held by either us or Pharmacia. Each company is responsible for its own deductibles, self-insured retentions, retrospective premiums, claims handling and other charges owed under the insurance policies.

APPENDIX D — Page 3

Tax Sharing Agreement

During the period between our initial public offering and Pharmacia’s August 13, 2002 spinoff of its ownership interest in Monsanto, the Company and some of our subsidiaries were included in Pharmacia’s consolidated group for U.S. federal income tax purposes (the “Pharmacia Federal Group”) as well as in consolidated, combined, unitary or other similar consolidated returns that include Pharmacia and its subsidiaries for state and local income tax purposes (a “Pharmacia State Group”).

As of the separation date, we and Pharmacia entered into a tax sharing agreement pursuant to which, with respect to tax returns for any taxable period in which we and any of our subsidiaries (collectively, the “Monsanto Group”) are included in the Pharmacia Federal Group or any Pharmacia State Group, we generally were obligated to pay to Pharmacia the amount of taxes (including estimated taxes) that would be due and payable by us determined, subject to adjustment by Pharmacia, as if the Monsanto Group filed its own tax returns that did not include Pharmacia or other members of the Pharmacia Federal Group or the Pharmacia State Group, as the case may be. If, for any taxable period in which the Monsanto Group was included in the Pharmacia Federal Group or any Pharmacia State Group, the Monsanto Group has a net operating loss or tax credit that reduces the taxes of the Pharmacia Federal Group or any Pharmacia State Group, as the case may be, below the amount that would have been payable if the Monsanto Group had not incurred such loss or tax credit, Pharmacia was required to pay to us the amount of the reduction in taxes attributable to the loss or tax credit. We were responsible for any taxes with respect to tax returns that include only the Monsanto Group.

Pharmacia is responsible for the preparation and filing of all tax returns for any taxable period in which the Monsanto Group is included in the Pharmacia Federal Group or any Pharmacia State Group. Pharmacia may elect at its discretion to include the Monsanto Group in any Pharmacia State Group when inclusion is not required by law. We are responsible for the preparation and filing of all tax returns that include only the Monsanto Group.

Pharmacia generally has sole responsibility for, and control over, all audits with respect to any tax return for the Pharmacia Federal Group and any Pharmacia State Group and we generally have sole responsibility for, and control over, all audits with respect to all tax returns that include only the Monsanto Group.

With respect to tax periods beginning on or after the separation date, in the event of any adjustments to the tax returns of the Pharmacia Federal Group, any Pharmacia State Group or the Monsanto Group, the liability of Pharmacia or us, as the case may be, under the tax sharing agreement will be redetermined by giving effect to such adjustment, and Pharmacia or we, as the case may be, will be obligated to pay to the other party any differences between the original liability and the redetermined liability.

With respect to tax periods beginning before the separation date, we are responsible for tax liabilities attributable to DEKALB Genetics Corporation and its subsidiaries. We are also responsible for the tax liability arising from transactions pursuant to which the Monsanto Group’s pharmaceutical assets in foreign jurisdictions are separated from the Monsanto Group’s agricultural assets in foreign jurisdictions (“Separation Transactions”). This liability is reduced by the present value of any tax asset created as a result of such transactions. Except for the DEKALB tax liabilities, taxes attributable to Separation Transactions and property and sales and use taxes attributable to our assets or businesses, Pharmacia is responsible for and will indemnify and hold us harmless from all taxes incurred by any member of the Monsanto Group prior to the separation date.

In connection with Pharmacia’s August 13, 2002 spinoff of Monsanto, we entered into a new Tax Sharing and Indemnification Agreement that amends and restates the one entered into effective on the separation date. The primary changes made in the new agreement relate to changes in factual circumstances that arose as a result of the spinoff. The primary economic rights and responsibilities reflected in the original agreement entered into effective on the separation date, however, were preserved in the new agreement.

Employee Benefits and Compensation Allocation Agreement

The employee benefits and compensation allocation agreement sets forth the agreement between Pharmacia and us as to the allocation of employees and their compensation and benefits following the separation date.

In general, employees who work exclusively in the businesses being transferred to us were transferred to us and our subsidiaries as of the separation date, and employees who work exclusively in the businesses being retained by Pharmacia remained with Pharmacia and its other subsidiaries. Outside the United States, employees who work as staff employees supporting all of the businesses generally were allocated to the primary businesses in each country, unless factors dictated otherwise. In the United States, staff employees working in St. Louis, Missouri generally were allocated to us and staff employees working in Chicago, Illinois generally were assigned to Pharmacia, unless certain factors dictated otherwise. In some cases, staff employees of Pharmacia working in St. Louis provided services to both Pharmacia and us under the services agreement. In some cases, the staff employees assigned to one company provided support services to the other company under the services agreement. See “Services Agreement” in this Appendix. For example, in the United States, the staff employees transferred to us may have continued to provide services to Pharmacia. Former employees of former Monsanto who had been

APPENDIX D — Page 4

employed in the United States were generally allocated to us if they retired before 1995. Former employees of former Monsanto who had been employed outside the United States were generally assigned to us if they either had been working primarily in the agricultural business at the time they retired or were members of the corporate staff in countries where the agricultural business was the primary business of former Monsanto unless local law or other factors dictate otherwise.

We assumed responsibility for all obligations under any individual employment letters or similar agreements between Pharmacia and employees who transferred to us other than the severance liabilities under change-of-control employment agreements between Pharmacia and each of Messrs. Engelberg and Ide and two other executives. See “Certain Agreements — Change-of-Control Employment Agreements” beginning at page 30 of the body of the proxy statement. The employee benefits and compensation allocation agreement provides that the severance benefits for staff employees who are terminated within two years after our initial public offering were borne by Pharmacia.

In the United States, employees and former employees allocated to us continued to participate in the former Monsanto Company Pension Plan, the related ERISA Parity Pension Plan and the former Monsanto Company Supplemental Retirement Plan through December 31, 2001, each of which continued to be sponsored by Pharmacia through that date. We have borne the costs of their participation. In December 2001 the employee benefits and compensation allocation agreement was amended to provide that effective as of January 1, 2002, the former Monsanto Company Pension Plan be split into two plans: the Monsanto Company Pension Plan (the “Monsanto Plan), which covers our employees and certain former employees allocated to us, and the Pharmacia Cash Balance Pension Plan (the “Pharmacia Plan”), which covers those Pharmacia employees and former employees who were covered under the former Monsanto plan prior to January 1, 2002 (“Pharmacia Plan Participants”). Also effective January 1, 2002, sponsorship of the Monsanto Plan was transferred to and assumed by us, and the trust under the Monsanto Plan was converted into a master trust, which held the assets of both the Monsanto Plan and the Pharmacia Plan.

In connection with the spin-off of the Pharmacia Plan from the Monsanto Plan, the liabilities of the Monsanto Plan with respect to benefits accrued by Pharmacia Plan Participants were transferred to the Pharmacia Plan. The assets of the Monsanto Plan as of January 1, 2002 that were attributable to Pharmacia Plan Participants were allocated to the Pharmacia Plan on the books of the master trust on a pro-rata basis. The assets transferred to the Pharmacia Plan were determined employing the plan termination methodology prescribed by Section 4044 of ERISA and using PBGC prescribed actuarial assumptions. As of August 1, 2002, the master trust was separated into two separate trusts, one supporting the Monsanto Plan and one supporting the Pharmacia Plan.

Also pursuant to the employee benefits and compensation allocation agreement, as amended, effective as of January 1, 2002, Pharmacia transferred all liabilities relating to benefits accrued through January 1, 2002 by or with respect to our participants in the Pharmacia Corporation ERISA Parity Pension Plan and the Pharmacia Corporation Supplemental Retirement Plan to the Monsanto Company ERISA Parity Pension Plan and the Monsanto Corporation Supplemental Retirement Plan, respectively (each established as of that date), and we assumed sole responsibility for all such liabilities.

In accordance with the terms of the employee benefits and compensation allocation agreement, effective as of July 1, 2001, we established a qualified savings and investment plan, which is a qualified defined contribution plan similar to the former Monsanto Company Savings and Investment Plan, and a related nonqualified plan, which is similar to the former Monsanto Company ERISA Parity Savings and Investment Plan, to provide benefits to our employees. The accounts of our employees under the former Monsanto Company Savings and Investment Plan were transferred to our new plan. In connection therewith, a portion of the employee stock ownership plan component of the former Monsanto Company Savings and Investment Plan also was transferred to our plan. Our qualified savings and investment plan assumed a percentage of the debt obligations of the former Monsanto Company Savings and Investment Plan, and received the same percentage of the employer securities financed by that debt, based upon the relative eligible pay of our employees participating in the plan as compared to the Pharmacia employees participating in the plan.

Pension plans maintained outside the United States in which both our employees and those of Pharmacia participate were generally divided between the two companies. If such plans were funded, the assets were generally split in proportion to the relative projected benefit obligations of the two separate plans, except to the extent otherwise required by law.

We assumed sponsorship of all of former Monsanto’s U.S. medical, life, disability and other welfare benefit plans effective September 1, 2000, and Pharmacia was a participating employer in those plans through December 31, 2001. Outside of the United States, the company assumed sponsorship of the benefit plans in which both Pharmacia and our employees participate and was generally designated as the host company. Pharmacia bore the cost of the continued participation in the plans assumed by us by Pharmacia employees and by former employees allocated to Pharmacia, and we bore the costs of the continued participation plans by our employees and by former employees allocated to us in plans assumed by Pharmacia. There have been some deviations from these general rules where appropriate because of local law or other local considerations.

Cost-sharing for the benefits provided to one company’s employees by plans sponsored by the other company generally was based upon actual cost of providing the benefits to each company’s employees and former employees. In addition, the employee benefits and compensation allocation agreement provides that we and Pharmacia share any costs or liabilities involving the former Monsanto employee benefit plans and relating to compliance issues arising before our initial public offering or, after such offering, if such issues involve the plans in which we and Pharmacia both participate.

APPENDIX D — Page 5

Intellectual Property Transfer Agreement

The intellectual property transfer agreement, referred to as the “IPTA,” is a master agreement encompassing several agreements which allocates between Pharmacia and us rights relating to patents, patent applications, invention disclosures, unpatented technology (such as know-how), technology agreements, trademarks, copyrights and other forms of intellectual property. The IPTA generally provides that both parties agree not to disclose confidential information of the other party. Further, each party agrees not to use the information except when such use has been agreed to by the other party.

            Patent Rights

Under the terms of the IPTA, Pharmacia assigned to us ownership of patents, patent applications and invention disclosures directed to technology related exclusively to the businesses transferred to us. If the technology is used by both Pharmacia and us, but primarily by Pharmacia, such patents, patent applications and invention disclosures were retained by Pharmacia and licensed to us for use in our business field. If the technology is used by both Pharmacia and us, but primarily by us, such patents, patent applications and invention disclosures were assigned to us and a license provided to Pharmacia for use in Pharmacia’s business field.

The IPTA provides that both parties will assist each other in (1) the filing of patent applications, (2) the prosecution of the patent applications and (3) any patent litigation. Pharmacia shall bear the costs of transferring and securing Monsanto’s intellectual property rights under the IPTA. Either party may prosecute certain patents and patent applications. If the party prosecuting the patent or application is not the party that allowed the patent or application to lapse, then the party that allowed the lapse will pay for the assignment and transfer of the patent or patent application to the prosecuting party. Further, the IPTA specifies that for a period of three years both parties will be obligated to correct any bona fide error made in allocating the rights between the parties.

            Unpatented Technology

Unpatented technology that relates exclusively to our business as of the separation date was assigned to us. Unpatented technology used by both Pharmacia and us, but primarily by Pharmacia, was retained by Pharmacia and licensed royalty-free to us. Unpatented technology used by Pharmacia and us, but primarily by us, was assigned to us and licensed royalty-free to Pharmacia.

            Technology Agreements

Pharmacia has entered into numerous agreements with third parties relating to patents, patent applications and/or technology. To the extent such agreements were identified as relating exclusively to us, and to the extent assignment was allowed to be made, Pharmacia assigned to us such agreements relating exclusively to our business. If the subject technology is used by both Pharmacia and us, but primarily by us, such agreements were assigned to us and a license provided to Pharmacia for use in Pharmacia’s business field. In any case and to the extent that the agreement is used by both businesses, we and Pharmacia will continue to permit the agreement to be used by both businesses to the extent the agreement allows. Royalty payments under these technology agreements will be allocated between Pharmacia and us on a prorated basis, based on the use of the technology.

            Trademarks and Copyrights

Pharmacia assigned to us at the separation date trademarks used exclusively by us. In addition, Pharmacia assigned to us all copyrights that are primarily used in our business as of the separation date.

Services Agreement

The services agreement governs the provision by Pharmacia to us and by us to Pharmacia of support services, such as financial management, accounting, tax, payroll, legal, investor relations, human resources administration, financial transaction support, information technology, data processing, procurement, real estate management and other general administrative functions. The terms of some these expired on December 31, 2001. For other services primarily related to Pharmacia providing information technology and human resource support for Monsanto, the terms were extended beyond Pharmacia’s August 13, 2002 spinoff of Monsanto. The extended term of such services generally expired on December 31, 2002.

During the twelve months ended December 31, 2002, we provided services in the amount of $38 million to Pharmacia. During the same period Pharmacia provided services to us in the amount of $33 million. At December 31, 2002, we had a net receivable balance of $2.3 million with Pharmacia.

APPENDIX D — Page 6

Campus Leases

We currently lease from Pharmacia the premises occupied by us generally located in Chesterfield, Missouri (“Premises”) pursuant to a Campus Lease agreement dated effective as of September 1, 2000 (“Chesterfield Lease”). Under the Chesterfield Lease, we are permitted to occupy and use the Premises for general office, research and other purposes. In addition, the Chesterfield Lease permits our use of the Premises’ common areas, such as driveways, sidewalks, parking areas, loading areas and access roads.

The Chesterfield Lease has a term of 15 years, which commenced as of the September 1, 2000 effective date. In the absence of an Event of Default (as defined in the Chesterfield Lease), we have the right to extend the Chesterfield Lease for up to two successive five-year periods, upon one-year prior notice. If we complete a Major Capital Improvement (as defined in the Chesterfield Lease), and no Event of Default has occurred, we have the right to extend the Chesterfield Lease for a 10-year period, upon one-year prior notice. We also have the right to terminate the Chesterfield Lease by notifying Pharmacia in writing three years in advance of any such termination. In addition, if there is no uncured Event of Default (as defined in the Chesterfield Lease), and we have elected to add an Expansion Area (as defined in the Chesterfield Lease) to the Premises, we have the right to extend the Chesterfield Lease for 12 consecutive five-year terms, subject to certain terms and conditions.

We also have under the Chesterfield Lease, certain purchase rights and rights of first refusal.

The Chesterfield Lease provides that we pay an annual amount of rent of approximately $678,460, as well as our percentage share of the costs of a basic set of services (as defined in the Chesterfield Lease), property taxes, insurance costs, other taxes for personal property, equipment or other property used in connection with providing the basic services and other costs of maintaining the Premises, as well as other additional services.

At Pharmacia’s cost, Pharmacia may relocate the Premises with written notice to us and our approval. We may not refuse the relocation if the new premises are comparable in size, physical characteristics and our conforming uses of the space.

Pharmacia currently leases from us the premises occupied by Pharmacia generally located in Creve Coeur, Missouri pursuant to a Campus Lease agreement dated effective as of September 1, 2000 (“Creve Coeur Lease”). The terms and conditions of the Creve Coeur Lease are substantially similar to those contained in the Chesterfield Lease provided, however, that the Creve Coeur Lease provides that Pharmacia pay an annual amount of rent of approximately $1,639,889.

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APPENDIX D — Page 7

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[MAP]

Directions from downtown St. Louis:

Take Interstate 64/ Highway 40 west to Lindbergh Boulevard north. Take Lindbergh Boulevard north about 2 1/2 miles to the Olive Boulevard west exit. Follow Olive to the first traffic light. Turn left and immediately left again into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building K.

Directions from St. Louis International Airport (Lambert):

Take Interstate 70 west to Lindbergh Boulevard south. Take Lindbergh Boulevard south about 6 miles to Olive Boulevard west exit. Follow to the first traffic light. Proceed directly across the intersection and then immediately turn left into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building K.

Notice of Annual Meeting

of Stockholders
and Proxy Statement

[MONSANTO LOGO]

The Board of Directors recommends a vote FOR items 1, 2, and 3 and AGAINST items 4 and 5.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

ITEM 1 — ELECTION OF DIRECTOR NOMINEES:

To be elected for terms expiring in 2004:				FOR	AGAINST	ABSTAIN
01 Frank V. AtLee III 02 Gwendolyn S. King 03 Sharon R. Long, Ph.D.	FOR all nominees listed (except as marked to the contrary)	WITHHELD AUTHORITY to vote for all nominees listed	ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR	☐	☐	☐
	☐	☐		FOR	AGAINST	ABSTAIN
To be elected for terms expiring in 2005: 04 William U. Parfet 05 George H. Poste. D.V.M., Ph.D.			ITEM 3 — APPROVAL OF AMENDMENTS TO LONG-TERM INCENTIVE PLAN	☐	☐	☐

To be elected for terms expiring in 2006: 06 C. Steven McMillan 07 Robert J. Stevens	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		ITEM 4 — APPROVAL OF SHAREOWNER PROPOSAL ONE	FOR ☐	AGAINST ☐	ABSTAIN ☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)		WILL ATTEND ☐	ITEM 5 — APPROVAL OF SHAREOWNER PROPOSAL TWO	FOR ☐	AGAINST ☐	ABSTAIN ☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

/\ FOLD AND DETACH HERE /\

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/mon		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Company’s Internet at http://www.monsanto.com

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF MONSANTO COMPANY

The undersigned hereby appoints Frank V. AtLee III, Hugh Grant and Charles W. Burson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monsanto Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners, of the Company to be held April 24, 2003 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4, AGAINST PROPOSAL 5, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF THIS CARD IS SIGNED BUT THE BOX GRANTING THE CONSENT TO ELECTRONIC DELIVERY IS NOT MARKED, THEN NO CONSENT NOR REVOCATION OF ANY PRIOR CONSENT WILL BE DEEMED TO HAVE BEEN GRANTED OR MADE.

(Continued and to be marked, dated and signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\

You can now access your Monsanto account online.

Access your Monsanto shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Maonsanto Company, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS — Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect® is currently only available for domestic individual and joint accounts.
• SSN
• PIN
• Then click on the Establish PIN button	You are now ready to log in. To access your account please enter your:
• SSN
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.	You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time